The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2010

Preliminary prospectus supplement (To prospectus dated January 12, 2009)	Filed pursuant to Rule 424(b)(2) Registration No. 333-147694

$250,000,000

Wilmington Trust Corporation

Common stock

We are offering           shares of our common stock, par value $1.00 per share. Our common stock is listed on the New York Stock Exchange under the symbol “WL.” On February 19, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $13.19 per share.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us before expenses	$	$

We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to           additional shares of our common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments.

Investing in our common stock involves risks. For an in-depth discussion of these risks, please refer to “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the common stock or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any of our banks or non-bank subsidiaries, and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency or instrumentality.

The underwriters expect to deliver the shares through the book-entry facilities of The Depository Trust Company on or about March   , 2010.

J.P. Morgan	Keefe, Bruyette & Woods

The date of this prospectus supplement is February   , 2010.

About this prospectus supplement

We provide information to you about our common stock in two separate documents. This prospectus supplement describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. If information in this prospectus supplement conflicts with any statement in any document that we have incorporated by reference into this prospectus supplement, then you should consider only the statement in the more recent document.

In making your investment decision, you should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus and any relevant free writing prospectus filed with the SEC related to this offering. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus filed is accurate as of any date other than its respective date or the date of the document incorporated by reference, as applicable.

S-i

Incorporation of documents by reference

The following documents have been filed by Wilmington Trust (File No. 001-14659) with the SEC and are incorporated by reference into this prospectus supplement (excluding any portions of those documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	Annual Report on Form 10-K for the year ended December 31, 2009 (which we filed with the SEC on February 22, 2010);

•	The information required by Part III of Form 10-K contained in our Definitive Proxy Statement on Schedule 14A (which we filed with the SEC on February 22, 2010) on pages 1-37 thereof; and

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A (which we filed with the SEC on December 22, 2004), File No. 001-14695.

All documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before all of the securities offered by this prospectus supplement are sold are incorporated by reference into this prospectus supplement from the date of the filing of the documents, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus supplement and information filed with the SEC previously.

We will provide without charge to each person to whom this prospectus supplement is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests should be directed to our principal executive office, located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, (302) 651-1000, Attention: Gerard A. Chamberlain.

S-ii

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including information incorporated into them by reference, contain statements that may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21B of the Exchange Act. In addition, we may make other written and oral communications that contain those statements from time to time. Forward-looking statements include statements regarding industry trends and our future expectations and other matters that do not relate strictly to historical facts and are based on certain assumptions by our management. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” “continue,” and similar expressions or variations. These statements are based on our management’s knowledge and belief as of the date of this prospectus supplement and include information concerning our possible or assumed future financial condition and our results of operations, business, and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, many beyond our ability to control or predict, could cause future results to differ, even materially, from those contemplated by these forward-looking statements. These factors include (1) changes in national or regional economic conditions, (2) changes in interest rates, (3) fluctuations in the equity and fixed-income markets, (4) significant changes in banking laws or regulations, (5) increased competition in our markets, (6) higher-than-expected credit losses or provisions for loan losses, (7) the effect of acquisitions and integration of acquired businesses, (8) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, (9) changes in accounting policies, procedures, or guidelines that may be required by the Financial Accounting Standards Board or regulatory agencies, (10) economic uncertainty created by unrest in other parts of the world, and (11) new litigation or developments in existing litigation. Weakness or a decline in capital or consumer spending could affect our performance adversely in a number of ways, including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit levels or changes in deposit interest rates, among other things, could slow our growth or put pressure on current deposit levels. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the risks described under the caption “Risk Factors” below, and any risks set forth in our other filings with the SEC that are incorporated by reference into this prospectus supplement or any related prospectus supplement. You should consider those factors carefully before investing in our securities. Those forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

S-iii

Summary

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision. When used in this prospectus supplement, the terms “we,” “us,” “our,” and “Wilmington Trust” refer to Wilmington Trust Corporation and its subsidiaries, unless specified otherwise.

We are a bank and thrift holding company, and a financial holding company under the Bank Holding Company Act of 1956, as amended. We provide a full range of banking and other financial services through our banking and other subsidiaries.

We have three core businesses: Regional Banking, Corporate Client Services (CCS), and Wealth Advisory Services (WAS). Our principal client base consists of:

•	Consumer banking clients in the state of Delaware.

•	Commercial banking clients throughout the mid-Atlantic region, which we define as the state of Delaware and contiguous areas in Pennsylvania, New Jersey, and Maryland.

•	High-net-worth clients throughout the United States.

•	Retirement plan sponsors throughout the United States.

•	Institutional clients in the United States, Europe, and the Caribbean.

Our principal subsidiary is Wilmington Trust Company (WTC), a Delaware-chartered bank and trust company founded in 1903. We also own one other depository institution: Wilmington Trust FSB (WTFSB), a federally-chartered savings bank with banking offices in Delaware, Florida, Maryland, New Jersey, and Pennsylvania. We refer to WTC and WTFSB collectively as the Banks. WTC is the largest full-service bank headquartered in Delaware and one of the nation’s largest personal trust companies. At December 31, 2009, we, together with our affiliates Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC, had over $55 billion in assets under management. Subsidiaries of WTC engage in the distribution of WTC-sponsored mutual funds, investment advising, the sale of securities, and insurance and related activities.

We win business in an increasingly competitive environment. We endeavor to mitigate competitive risk by:

•	Focusing on long-term relationships with clients.

•	Having extensive knowledge of the clients and markets we serve.

•	Providing responsive, personalized, and customized services.

•	Attracting and retaining highly qualified staff members.

•	Offering competitive pricing.

•	Developing and marketing new and innovative products and services.

•	Deploying technology that improves efficiency and client service.

For more information about the competitive risks we face, read the risk factors contained in our Annual Report on Form 10-K for 2009 incorporated by reference into this prospectus supplement.

At December 31, 2009, we had approximately $11.1 billion of total assets, including over $9.0 billion in loans. At the same date, we were well-capitalized, with over $1.5 billion of qualifying capital for risk-based capital purposes, representing 14.31% of our risk-weighted assets, and nearly $1.1 billion of “Tier 1” capital, representing 9.86% of risk-weighted assets and 10.1% of average assets at December 31, 2009.

For the 2009 fiscal year, we reported net loss of $4.4 million, or $0.33 per diluted share, compared to the net loss of $23.6 million, or $0.36 per diluted share, reported for the year ended December 31, 2008, which is a decrease of $19.2 million, or 81.4%. The decrease in the net loss was primarily attributable to lower securities impairment charges in 2009, no goodwill impairment in 2009, and higher non-interest income in 2009 compared to 2008. Net interest income decreased 11.0% to $318.2 million, a decrease of $39.5 million from the $357.7 million reported for the 2008 fiscal year. Non-interest income increased 23.0% to $359.6 million, an increase of $67.2 million over the $292.4 million reported for the 2008 fiscal year.

During the 2009 fiscal year, we increased our reserve for loan losses from $157.1 million (1.63% of loans outstanding) to $251.5 million (2.80% of loans outstanding), which is an increase of $94.4 million, or 60.1%. At December 31, 2009, the total dollar amount of loans past due 90 days or more, nonaccruing loans, and restructured loans represented 204.7% of loan loss reserves, compared to 146.8% at December 31, 2008.

We are a legal entity separate and distinct from the Banks and our non-banking subsidiaries, which, together with the Banks, we refer to as the Affiliates. Accordingly, our right, and thus the right of our creditors and stockholders, to participate in any distribution of the assets or earnings of any Affiliate is subject to the prior claims of creditors of the Affiliate, except to the extent that claims in our capacity as a creditor of the Affiliate may be recognized. The principal sources of our revenues historically have been dividends from the Affiliates. Please refer to Note 16 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2009 for a discussion of restrictions on the payment of dividends by the Banks and us.

WTC was organized under Delaware law in 1903. We were incorporated under Delaware law in 1985. Our executive offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and our telephone number is (302) 651-1000.

The offering

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of the accompanying prospectus entitled “Description of Common Stock.”

Issuer	Wilmington Trust Corporation

Securities offered	shares of common stock, $1.00 par value

Over-allotment option	We have granted the underwriters an option to purchase up to an additional shares of common stock exercisable within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Common stock to be outstanding after this offering	shares of common stock ( shares of common stock if the underwriters exercise their overallotment option in full).(1)

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $ million (or $ million upon the exercise of the over-allotment option in full) after deducting underwriting commissions and expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repurchase of all or a portion of the Series A preferred stock and the warrant we issued to the U.S. Treasury in December 2008 pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program, subject to regulatory approval.

Dividend policy	The payment of future cash dividends is at the discretion of our Board of Directors and subject to a number of restrictions, including, but not limited to, limits imposed on us by various regulatory agencies, TARP-related limits, and our ability to receive dividends and distributions from our banking and nonbanking subsidiaries. See “Dividend policy.”

Risk factors	For a discussion of risks associated with an investment in our common stock, see “Risk factors” beginning on page S-4, as well as the risk factors incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2009.

New York Stock Exchange Symbol	WL

(1)	The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of , 2010, but does not include: (i) approximately shares issuable pursuant to outstanding stock options, restricted stock units, and director stock units granted under our equity incentive plans; (ii) approximately shares reserved for issuance pursuant to future awards under our equity incentive plans; or (iii) the 1,856,714 shares of common stock issuable upon exercise of the warrant we issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program.

Risk factors

An investment in our common stock is subject to risk. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein.

Before you decide to invest in our common stock, you should consider the risk factors below as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), or 15(d) of the Exchange Act before making an investment decision. Please refer to “Incorporation of documents by reference” in this prospectus supplement and “Where you can find more information” in the accompanying prospectus for discussions of these other filings.

Risks related to our common stock and the offering

If you purchase our common stock in this offering, you may incur immediate and substantial dilution in the book value of your shares.

If you purchase shares in this offering, the value of your shares based on our actual book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation. Investors will incur additional dilution upon any exercise of stock options or other equity-based awards under our equity incentive plans and the warrant issued to the U.S. Treasury under the TARP Capital Purchase Program. In addition, if we issue additional shares, including options, warrants, preferred stock or other convertible securities, in the future to acquired entities and their equity holders, our business associates, or other strategic partners or in follow-on public or private offerings, the newly issued shares will further dilute your percentage ownership of our company.

We are highly regulated, and our regulators could require us to raise additional common equity in the future. Both we and our regulators regularly perform a variety of analyses of our assets, including the preparation of stress case scenarios, and as a result of those assessments, we could determine, or our regulators could require, that we raise additional capital.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. Although historically we have declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate dividends on our common stock in the future. Additionally, as a result of our issuance of preferred stock to the U.S. Treasury pursuant to the TARP Capital Purchase Program, dividend payments on, and repurchases of, our outstanding common stock are subject to certain restrictions, including that prior to the earlier of December 12, 2011 or until we have redeemed, or the U.S. Treasury has transferred, all of the shares of preferred stock issued to it pursuant to the TARP Capital Purchase Program, we are prohibited from declaring or paying any dividend or making any distribution on our common stock (other than regular quarterly cash dividends of not more than $0.345 per share) without the U.S. Treasury’s consent. Furthermore, holders of our common stock are subject to the prior dividend rights of holders of our outstanding preferred stock. We are also limited in our ability to pay dividends by our regulators who could prohibit a dividend that would be considered an unsafe or unsound banking practice.

In addition, as a holding company, payments to us by our subsidiaries are the primary sources of capital we use to pay dividends. The ability of our subsidiaries to make these payments to us is limited by their need to maintain sufficient capital and by other regulatory restrictions on the dividends they pay us. We have agreed with our regulators that WTC will not pay dividends to us without prior written approval from our regulators if such dividends would reduce its regulatory capital ratios below the minimum levels required for it to remain well-capitalized under the applicable regulatory capital standards or below the minimum levels required under its internal capital plan, whichever is higher. If WTC does not satisfy these requirements, we may be unable to pay dividends on our stock. For more information about these and other regulatory restrictions on our common stock dividend payments, read Item 5 and Note 16, “Capital”, in our Annual Report on Form 10-K incorporated by reference herein.

We will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

We intend to use the net proceeds of this offering for general corporate purposes, which may include the repurchase of all or a portion of the Series A preferred stock and the warrant we issued to the U.S. Treasury in December 2008 under the TARP Capital Purchase Program. Because regulatory approval would be required for such repurchase, there can be no assurance of when our Series A preferred stock can be redeemed and the warrant can be repurchased.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are deployed effectively, our return on equity and earnings per share may be impacted negatively. Management’s failure to use the net proceeds of this offering effectively could have a negative effect on our business, financial condition, and results of operations.

The common stock is equity and is subordinated to our existing and future indebtedness and preferred stock and effectively subordinated to all of the indebtedness and other non-common equity claims against our subsidiaries.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of the common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock, and we are permitted to incur additional debt. Upon liquidation, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including holders of any preferred stock of that subsidiary.

The market price for our common stock may be volatile.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including those discussed below. The market price of our common stock has in the past fluctuated significantly and is likely to continue to fluctuate significantly. Some of the factors that may cause the price of our common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	changes in securities analysts’ estimates of our future performance and the future performance of our competitors;

•	announcements by us or our competitors of mergers, acquisitions, and strategic partnerships;

•	additions or departures of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in the financial markets and real estate markets;

•	general conditions in the United States;

•	the presence or absence of short selling of our common stock; and

•	future sales of our common stock or debt securities.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect the trading price of our common stock adversely.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $      million (or $      million if the Underwriters’ over-allotment option is exercised in full), based on the public offering price of $      per share, after deducting underwriting commissions and expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repurchase of all or a portion of the Series A preferred stock and the warrant we issued to the U.S. Treasury in December 2008, subject to regulatory approval.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of the offering in a manner other than as described in this prospectus supplement.

Price range of our common stock and dividends

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “WL.” As of February 16, 2010, we had approximately 69,453,217 shares of common stock issued and outstanding, excluding shares held in treasury.

The following table sets forth, for the periods indicated below, the high and low sales prices of our common stock as reported by the NYSE and the dividends per share paid in such periods:

	High	Low	Dividends
	sale price	sale price	per share

Fiscal Year Ended December 31, 2007
First Quarter	$44.55	$39.74	$0.315
Second Quarter	$43.14	$39.62	$0.335
Third Quarter	$42.14	$36.46	$0.335
Fourth Quarter	$42.00	$32.57	$0.335
Fiscal Year Ended December 31, 2008
First Quarter	$35.50	$27.78	$0.335
Second Quarter	$35.17	$26.26	$0.345
Third Quarter	$46.75	$20.50	$0.345
Fourth Quarter	$31.07	$19.49	$0.345
Fiscal Year Ended December 31, 2009
First Quarter	$22.53	$6.76	$0.1725
Second Quarter	$18.66	$9.03	$0.1725
Third Quarter	$15.82	$9.75	$0.01
Fourth Quarter	$15.90	$11.45	$0.01

On February 19, 2010, the last reported sale price of our common stock on the NYSE was $13.19 per share.

Dividend policy

On January 28, 2010, the Board of Directors declared a regular quarterly cash dividend of $0.01 per common share. The Board of Directors reduced our quarterly cash dividend twice in 2009. On January 29, 2009, the Board reduced the quarterly cash dividend from $0.345 per common share to $0.1725 per common share. On July 22, 2009, the Board reduced the quarterly cash dividend to $0.01 per common share. On October 21, 2009, the Board of Directors declared a regular quarterly cash dividend of $0.01 per common share. The decisions stemmed from our desire to act with an abundance of caution during this period of economic uncertainty. Because it is difficult to predict when, or how quickly, an economic recovery might occur, we are taking a conservative approach to capital management in order to have flexibility in a dynamic environment and to facilitate our exit from the TARP Capital Purchase Program.

The Federal Reserve, in its expectation that a bank holding company serve as a source of financial strength to its subsidiary banks, has reiterated the requirement that bank holding companies inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. In addition, the Federal Reserve released a supervisory letter advising bank holding companies, among other things, that, as a general matter, a bank holding company should inform the Federal Reserve and should eliminate, defer, or significantly reduce its dividends if (1) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (3) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

WTC may not pay any dividends to us that would cause its regulatory capital ratios to fall below the minimum levels required for it to remain a well-capitalized institution under the applicable regulatory capital standards, or minimum levels required under its internal capital plan, whichever is higher, without prior written approval from its primary regulators. If WTC does not satisfy these requirements, we may be unable to pay dividends on our common stock. Please also read the risk factors in this prospectus supplement.

For as long as any Series A preferred stock is outstanding, we may not declare or pay dividends on our common stock, or repurchase shares of our common stock, unless all accrued and unpaid dividends for all past dividend periods on the Series A preferred stock have been paid in full. In addition, until the earlier of December 12, 2011 or when all of the Series A preferred stock is no longer owned by the U.S. Treasury or its affiliates, we may, subject to limited exceptions, increase the quarterly cash dividend on its common stock in excess of $0.345 per share only with the consent of the U.S. Treasury.

Capitalization

The following table sets forth our consolidated capitalization as of December 31, 2009:

•	on an actual basis; and

•	as adjusted to give effect to the sale of shares of common stock at a price of $ per share, for net proceeds of approximately $ million, after deducting underwriting commissions and estimated expenses.

This information should be read together with our consolidated financial statements and other financial information set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2009
(in millions, except shares)	Actual	As adjusted(1)

Liabilities:
Deposits	$8,390.9	$8,390.9
Short-term borrowings	603.8	603.8
Other liabilities	352.4	352.4
Long-term debt	442.9	442.9

Total liabilities	$9,790.0	$9,790.0

Stockholders’ Equity:
Preferred stock, par value $1 per share
Authorized: 1,000,000 shares
Issued and outstanding: 330,000 shares	$323.3	323.3
Common stock, par value $1 per share
Authorized: 150,000,000 shares
Issued: 69,396,986 and 88,350,738(1) shares, respectively	78.5	97.5
Capital surplus	214.8	433.9
Accumulated other comprehensive loss	(116.3)	(116.3)
Retained earnings	1,101.5	1,101.5
Treasury stock: 9,131,360 shares	(295.1)	(295.1)

Noncontrolling interest	$0.4	$0.4

Total stockholders’ equity	$1,307.1	$1,545.2

Total liabilities, noncontrolling interest and stockholders’ equity	$11,097.1	$11,335.2

(1)	Assumes 18,953,752 shares of common stock issued at $13.19 per share with 4.75% costs for net proceeds of $238.1 million.

Description of the common stock

Please refer to “Description of Common Stock” in the accompanying prospectus for a summary description of our common stock being offered hereby.

Certain material U.S. federal income and estate tax
considerations for non-U.S. holders of our common stock

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of common stock by a non-U.S. holder (as defined below) that holds the common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations that could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax laws or any state, local, or foreign tax laws.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common stock.

For purposes of this summary, you are a “non-U.S. holder” if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

•	an individual who is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is not created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) no court within the United States is able to exercise primary supervision over its administration or no United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, and (2) the trust has not made an election under the applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Dividends

Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is a partnership, estate, or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund or credit of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States and, if subject to a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of common stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

“Effectively connected” gains are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S.-source capital loss.

We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and backup withholding

Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership, an estate, or a trust, Form W-8IMY (if applicable), together with any other relevant documents, certifying that the non-U.S. holder and each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations.

However, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund or credit of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Federal estate tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Underwriting

We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Keefe, Bruyette & Woods, Inc. are acting as joint book-running managers and underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number of
Name	shares

J.P. Morgan Securities Inc.
Keefe, Bruyette & Woods, Inc.
Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to           additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $      before giving effect to an agreement by the underwriters to reimburse us for certain fees and expenses in connection with this offering.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, subject to customary exceptions, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition, or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Keefe, Bruyette & Woods, Inc. for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions do not apply to common stock issued pursuant to the exercise of the warrant issued to the U.S. Treasury in connection with our participation in the TARP Capital Purchase Program, common stock issued pursuant to our 401(k) Thrift Savings Plan, common stock issued upon the exercise of options or the vesting of restricted common stock granted under our stock-based compensation plans and the granting of any restricted stock or options to purchase common stock under our stock-based compensation plans described in this prospectus supplement and the accompanying prospectus and the exercise and vesting thereof. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and our executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Keefe, Bruyette & Woods, Inc., subject to customary exceptions, (1) offer, pledge, sell, contract to sell, sell any option, or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The foregoing restrictions with respect to our directors and executive officers do not apply to:

•	a bona fide gift or gifts;

•	transfers upon death by will or intestacy to such directors’ or executive officers’ immediate family;

•	the establishment of any plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (a “10b-5 Plan”) of the Exchange Act, provided that no sales of common stock or securities convertible into, or exchangeable or exercisable for common stock, shall be made pursuant to such 10b5-1 Plan prior to the expiration of the 90-day restricted period;

•	dispositions from any grantor retained annuity trust established for the direct benefit of such directors or executive officers and/or a member of the immediate family of the directors or executive officers pursuant to the terms of such trust;

•	distributions to any partnership, corporation, or limited liability company controlled by such directors or executive officers;

•	dispositions to any trust for the direct or indirect benefit of the directors or executive officers and/or the immediate family of the directors or executive officers;

•	dispositions pursuant to a pledge as in effect on the date hereof and as disclosed in our 2010 Proxy Statement of common stock or securities convertible into, or exchangeable or exercisable for, common stock as security for amounts outstanding on the date hereof pursuant to the terms of such pledge;

•	dispositions of common stock or securities convertible into, or exchangeable or exercisable for, common stock to us by means of withdrawal from our 2008 Employee Stock Purchase Plan;

•	decreases in investments in the common stock under our 401(k) Thrift Savings Plan; and

•	the exercise of stock options or vesting of restricted stock awards pursuant to our stock incentive plans in effect on the date hereof effected by means of net share settlement (including with respect to the surrender or forfeiture of common stock to satisfy tax withholding obligations) or by the delivery of common stock held by such directors and executive officers, provided that the transfer restrictions on such directors’ and executive officers’ common stock received by each of these persons with respect to the exercise of such option or vesting of such award shall be subject to the transfer restrictions referenced herein;

provided that, in the case of any gift, disposition, transfer, or distribution pursuant to the first five bullets above, each donee, transferee, or distributee will agree to be bound in writing by the restrictions set forth herein; and provided further, that, in the case of any gift, disposition, 10b5-1 Plan, distribution, or decrease in investment pursuant to the first, fourth, fifth, sixth, eighth, or ninth bullets above, no filing by any party under the Exchange Act or other public announcement will be required or will be made voluntarily in connection with such gift, disposition, 10b5-1 Plan, distribution, or decrease in investment (other than a filing on a Form 4 or Form 5 made after the expiration of the 90-day restricted period).

If (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “WL.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing, and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain, or otherwise affect the price of the common stock, including the imposition of penalty bids. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market, or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates provide from time to time certain commercial banking, financial advisory, investment banking, and other services to us and our affiliates in the ordinary course of their business, for which they receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), and (iii) high net worth companies and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer, or agreement to subscribe, purchase, or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the European Union Prospectus Directive (the EU Prospectus Directive) is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means, presenting sufficient information on the terms of the offer and the securities to be offered, so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. For purposes of this provision, the expression “EU Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Legal matters

Certain legal matters regarding the common stock will be passed upon for us by Nixon Peabody LLP, special counsel to Wilmington Trust, and certain legal matters regarding the common stock will be passed upon for Wilmington Trust by Gerard A. Chamberlain, Esquire, Deputy General Counsel and Vice President of Wilmington Trust. Mr. Chamberlain is an employee of WTC and owns stock and options to purchase greater than 500 shares of stock of Wilmington Trust Corporation. Certain legal matters regarding the common stock will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Wilmington Trust Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

WILMINGTON TRUST CORPORATION

COMMON STOCK
DEBT SECURITIES
JUNIOR SUBORDINATED DEBENTURES
PREFERRED STOCK
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS
WARRANTS
RIGHTS

WILMINGTON TRUST CAPITAL A

TRUST PREFERRED SECURITIES
fully and unconditionally guaranteed as described herein by
WILMINGTON TRUST CORPORATION

Wilmington Trust Corporation and Wilmington Trust Capital A may offer, issue, and sell any of the types of securities listed above or any combination thereof from time to time.

This prospectus provides you with a general description of certain of these securities. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. Any such prospectus supplement also may add to or update information contained in this prospectus. This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

The Company and the Trust or selling securityholders may offer and sell the securities directly to you, through agents, or through underwriters or dealers. Any agents, underwriters, or dealers used to sell the securities will be named and their compensation will be described in a prospectus supplement. The net proceeds we expect to receive from those sales will be described in the prospectus supplement.

The Company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “WL.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

These securities will not be savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other governmental agency.

Investing in these securities involves risks, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2008, the risk factors described under the caption “Risk Factors” in this prospectus or in any applicable prospectus supplement, and/or risk factors, if any, set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as referenced on page 1 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2009

In this prospectus, “we,” “us,” “our,” “Wilmington Trust,” and the “Company” refer to Wilmington Trust Corporation and its subsidiaries, and “Trust” refers to Wilmington Trust Capital A, unless specified otherwise or unless the context requires otherwise.

i

About this prospectus

This prospectus is part of a registration statement that Wilmington Trust and the Trust filed with the SEC using a “shelf” registration process. Under this shelf process, Wilmington Trust and the Trust may offer and sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of certain securities we may offer.

Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement also may add to, update, or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus will be superseded by the information in that prospectus supplement. You should read this prospectus, the applicable prospectus supplement, and the additional information incorporated by reference into this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution, a description of the securities, if applicable, and any underwriting compensation and the other specific material terms related to the offering of the securities. The prospectus supplement also may contain information about material U.S. federal income tax considerations relating to the securities where applicable. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference into our registration statement of which this prospectus forms a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed with the SEC, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the caption “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we have nor the Trust have authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. These securities are not being offered in any jurisdiction in which the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, or any documents incorporated by reference herein or therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date.

Risk factors

An investment in our securities is subject to risk. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein.

Before you decide to invest in our securities, you should consider the risk factors below as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), or 15(d) of the Exchange Act before making an investment decision. Please refer to “Where You Can Find More Information” in this prospectus for discussions of these other filings.

We are subject to certain principal interest rate and credit risks associated with commercial and consumer lending.

A certain degree of credit risk is inherent in the various lending activities of our two depository institutions, Wilmington Trust Company (“WTC”) and Wilmington Trust FSB (together with WTC, the “Banks”). The Banks offer fixed and adjustable interest rates on loans, with terms of up to 30 years. Adjustable rate mortgage (“ARM”) loans increase the responsiveness of the Banks’ loan portfolios to changes in market interest rates. However, ARM loans generally carry lower initial interest rates than fixed-rate loans. Accordingly, they may be less profitable than fixed-rate loans during the initial interest rate period. In addition, since they are more responsive to changes in market interest rates than fixed-rate loans, ARM loans can increase the possibility of delinquencies in periods of high interest rates.

The Banks also originate loans secured by mortgages on commercial real estate and multi-family residential real estate. At September 30, 2008, the Banks’ commercial real estate portfolio totaled $1.8 billion, or 18.8% of total loans. Since these loans usually are larger than one-to-four family residential mortgage loans, they generally involve greater risks than one-to-four family residential mortgage loans. In addition, since customers’ ability to repay those loans often is dependent on operating and managing those properties successfully, adverse conditions in the real estate market or the economy generally can impact repayment of these loans more severely than loans secured by one-to-four family residential properties. Moreover, the commercial real estate business is subject to downturns, overbuilding, and local economic conditions.

The Banks also make construction loans for residences and commercial buildings, as well as on unimproved property. At September 30, 2008, the Banks’ commercial real estate-construction loan portfolio totaled $1.9 billion, or 19.9% of total loans. While these loans receive higher yields than those obtainable on permanent residential mortgage loans, the higher yields correspond to the higher risks associated with construction lending. Those include risks associated with the type of property securing the loan, including that the properties are not currently generating income. Accordingly, consistent with industry practice, the Banks sometimes fund the interest on a construction loan by including the interest as part of the total loan, further increasing the indebtedness secured by the property. Moreover, construction lending often involves disbursing substantial funds with repayment dependent largely on the success of the ultimate project instead of the borrower’s or guarantor’s ability to repay. Again, adverse conditions in the real estate market or the economy generally can impact repayment of construction loans more severely than loans secured by one-to-four family residential properties.

At September 30, 2008, the Banks’ consumer loan portfolio totaled $1.8 billion, or 18.6% of total loans. Consumer loans potentially have a greater risk than residential mortgage loans, particularly in the case of loans that are unsecured. Repayment of consumer loans is dependent on the borrower’s ongoing financial stability, and thus is more likely to be affected adversely by job loss, illness, or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on those loans. During periods of economic slowdown, we may experience higher levels of past due amounts, which could result in higher levels of allowances for loan losses. We also face the risk that, to the extent a loan is collateralized, collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.

In the event of worsening economic conditions or deterioration in commercial and real estate markets, such as the current conditions, we would expect and have experienced increased non-performing assets, credit losses, and provisions for loan losses. Please refer to our Current Report on Form 8-K filed with the SEC on January 7, 2009 and “Commercial Lending,” “Construction Lending,” “Consumer Lending,” and “Residential Mortgage Lending” in our Management’s Discussion and Analysis in our Annual Report to Shareholders for 2007 for discussions of our credit risk.

Our investment securities portfolio is subject to credit risk, market risk, and illiquidity.

Our investment securities portfolio has risks beyond our control that can significantly influence the fair value of the securities it contains. These factors include, but are not limited to, rating agency downgrades of the securities, defaults of the issuers of the securities, lack of market pricing of the securities, and continued instability in the credit markets. The current lack of market activity and the illiquidity of the securities have, in certain circumstances, required us to base our fair market valuation on unobservable inputs. Any change in current accounting principles or interpretations of these principles could impact our assessment of fair value and thus our determination of other-than-temporary impairment. In November 2008, Moody’s Investor Services downgraded the ratings of a number of securities held in our investment portfolio, which increases the potential for these securities to become other-than-temporarily impaired. Such a determination would require the Company to record a non-cash, other-than-temporary impairment charge in an amount that reflects any decrease in valuations.

We are subject to liquidity risks.

Market conditions, including a diminished ability to access the capital markets or other events, could negatively affect the level or cost of liquidity available to us, which would affect our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Core deposits are our primary source of funding. At September 30, 2008, our total loans relative to core deposits was 173%. Because our consumer banking and core deposit-gathering activities remain focused in Delaware, while our commercial banking activities have expanded throughout the mid-Atlantic region, we are dependent on non-core funding sources to augment our core deposits. A significant decrease in our core deposits, an inability to obtain alternative funding to our core deposits, or a substantial, unexpected, or prolonged change in the level or cost of liquidity could have a negative effect on our business and financial condition. Please refer to “Liquidity and Funding” in our

Management’s Discussion and Analysis in our Annual Report to Shareholders for 2007 and in our Form 10-Q for the third quarter of 2008 for a discussion of our liquidity risk.

We and/or the holders of our securities could be adversely affected by unfavorable rating actions from rating agencies.

Our ability to access the capital markets is important to our overall funding profile. This access is affected by the ratings assigned by rating agencies to us, certain of our affiliates, and particular classes of securities that we and our affiliates issue. The interest rates that we pay on our securities are also influenced by, among other things, the credit ratings that we, our affiliates, and/or our securities receive from recognized rating agencies. On September 3, 2008, Standard & Poor’s confirmed its rating of us and WTC, but lowered its outlook for us to negative from stable because of concerns over our real estate construction portfolio and declining capital ratios. Standard & Poor’s reaffirmed these actions on December 30, 2008. On December 8, 2008, Moody’s Investors Service issued a press release that indicated that it had placed our ratings and those of WTC on review for possible downgrade. The rating agency said that its review will focus on our ability to generate tangible capital in the near- to intermediate-term, reliance on brokered CDs, loan loss provisioning needs, and capital management.

A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could affect our business and operating results adversely.

Our business could be affected adversely to the extent that weaknesses in business and economic conditions have direct or indirect impacts on us or on our customers and counterparties. These conditions could lead, for example, to one or more of the following:

•	a decrease in the demand for loans and other products and services we offer;

•	a decrease in customer savings generally and in the demand for savings and investment products we offer; or

•	an increase in the number of customers and counterparties who become delinquent, file for protection under bankruptcy laws, or default on their loans and other obligations to us. An increase in the number of delinquencies, bankruptcies, or defaults could result in a higher level of nonperforming assets, net charge-offs, and provisions for loan losses.

Although many of our businesses are national in scope, our retail and commercial banking business is concentrated in Delaware, Pennsylvania, Maryland, and New Jersey, and thus that business is particularly vulnerable to adverse changes in economic conditions in these regions.

There can be no assurance that recently enacted legislation will help stabilize the U.S. financial system.

The Emergency Economic Stabilization Act of 2008, or the EESA, was recently enacted in response to the financial crises affecting the banking system and financial markets and the questionable ability of certain investment banks and other financial institutions to continue as a going concern. Pursuant to EESA, the United States Department of the Treasury (the “Treasury”) has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities, and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. The Treasury announced a Capital Purchase Program (the “CPP”) under EESA pursuant to which it has purchased and will continue to purchase senior preferred stock in participating financial institutions. On December 12, 2008, pursuant to a Letter Agreement and a Securities Purchase Agreement (the “Purchase Agreement”) with the Treasury, we issued to the Treasury $330,000,000 aggregate liquidation amount of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00, and a warrant for the purchase of up to 1,856,714 shares of our common stock.

There can be no assurance, however, as to the actual impact that EESA, including the CPP and the Treasury’s Troubled Asset Repurchase Program (“TARP”), will have on the financial markets or on us. The failure of these programs to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit, or the trading price of our securities.

The failure of other financial institutions could adversely affect us.

Our ability to engage in funding transactions could be adversely affected by the actions and failure of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty, and other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparts in the financial services industry, including brokers and dealers, commercial banks, investment banks, insurers, mutual and hedge funds, and other institutional clients. As a result, defaults by, or even questions or rumors about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or other institutions. Many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, our credit risk may be exacerbated when collateral we hold cannot be relied upon or is liquidated at prices not sufficient to recover the full amount of our exposure. Any such losses could materially and adversely affect our results of operations.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for over a year. Recently, this volatility and disruption have reached unprecedented levels, and in many cases have produced downward pressure on stock prices and credit availability for certain issuers without regard to the underlying financial strength of those issuers. If current levels of market disruption and volatility continue or worsen, there can be no assurance that those conditions will not have a material adverse effect on our business, financial condition, and results of operations.

Our financial condition and results of operations could be adversely affected by previous or future acquisitions.

We have acquired companies and business units in the past, and may from time make additional acquisitions in the future. The acquisition of other entities or business units presents many risks including, but not limited to, unknown or contingent liabilities not fully discovered in the due diligence process, the inability to integrate personnel and operating systems efficiently and cost-effectively, loss of customers, and the continuing profitability of the acquired entity or business unit. A portion of the purchase price for our acquisitions is normally allocated to goodwill. If there is deterioration in the value of the acquired entity or business unit, we may be required to record a goodwill impairment that could affect our net income and stockholders’ equity adversely.

We face increasing competition for deposits, loans, and assets under management.

We compete for deposits, loans, and assets under management. Many of our competitors are larger and have greater financial resources and larger lending limits than us. These disparities have been accelerated with increasing consolidation in the financial services industry. Savings banks, savings and loan associations, and commercial banks located in the Banks’ principal market areas historically have provided the most direct competition for deposits.

Dealers in government securities, deposit brokers, and credit card, direct, and internet-based financial institutions outside of the Banks’ principal market areas also provide competition for deposits. Savings banks, savings and loan associations, commercial banks, mortgage banking companies, insurance companies, and other institutional lenders provide the principal competition for loans. This competition can increase the rates the Banks pay to attract deposits and reduce the interest rates they can charge on loans, and impact the Banks’ ability to retain existing customers and attract new customers.

Banks, trust companies, investment advisers, mutual fund companies, multi-family offices, and insurance companies provide our principal competition for trust and asset management business.

Our ability to compete for business depends in part on our ability to develop and market new and innovative products and services, and to adopt or develop new technologies that differentiate our products and services or provide cost efficiencies. Rapid technological change in the financial services industry, together with competitive pressures, require us to make ongoing investments to bring new products and services to market in a timely fashion and at competitive prices. If we fail to develop and market new and innovative products and services, or fail to adopt or develop new technologies, our business could be affected negatively.

Where you can find more information

We file annual, quarterly, and current reports and other information with the SEC. These reports and other information can be read and copied upon payment of a duplication fee at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. The SEC maintains a website (http://www.sec.gov) that contains reports and other information regarding companies that file with the SEC electronically, including us. These reports and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or through our website (http://www.wilmingtontrust.com). Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing those filed documents. Any statement contained or incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any document filed subsequently that also is incorporated by reference herein, modifies or supersedes that earlier statement. Any statement so modified or superseded is not deemed to constitute a part of this prospectus, except as so modified or superseded.

The following documents have been filed by Wilmington Trust (File No. 001-14659) with the SEC and are incorporated by reference into this prospectus (excluding any portions of those documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (which we filed with the SEC on February 29, 2008);

•	The sections of our Annual Report to Shareholders for 2007, which we filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (which we filed with the SEC on February 29, 2008), entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Audited Consolidated Financial Statements,” “Notes to Consolidated Financial Statements,” “Reports of Independent Registered Public Accounting Firm,” and “Stockholder Information,” to the extent required to be disclosed on Form 10-K and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	The information required by Part III of Form 10-K contained in our Definitive Proxy Statement on Schedule 14A (which we filed with the SEC on February 29, 2008) on pages 1, 3-6, and 9-30 thereof;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 (which we filed with the SEC on May 12, 2008), for the quarter ended June 30, 2008 (which we filed with the SEC on August 11, 2008), and for the quarter ended September 30, 2008 (which we filed with the SEC on November 10, 2008);

•	Forms 8-K we filed with the SEC on January 31, 2008, February 19, 2008, March 25, 2008, April 1, 2008, April 18, 2008, June 24, 2008, June 25, 2008, July 18, 2008, September 11, 2008, September 22, 2008, October 17, 2008, October 20, 2008, November 17, 2008, December 16, 2008, and January 7, 2009; and

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A (which we filed with the SEC on December 22, 2004), File No. 001-14695.

All documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference into this prospectus from the date of the filing of the documents, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information filed with the SEC previously.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office, located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, (302) 651-1000, Attention: Gerard A. Chamberlain.

No separate financial statements of the Trust are included in this prospectus. Wilmington Trust and the Trust do not consider that such financial statements would be material to holders of trust preferred securities because the Trust is a special purpose entity, has no operating history or independent operations and is not engaged in, and does not propose to engage in, any activity other than holding as trust assets the corresponding junior subordinated debentures of Wilmington Trust and issuing the trust securities. Furthermore, taken together, Wilmington Trust’s obligations under the junior subordinated debentures, the Junior Subordinated Indenture pursuant to which the junior subordinated debentures would be issued, the related trust agreement, and the related guarantee provide, in the aggregate, a full, irrevocable, and unconditional guarantee of payments of distributions and other amounts due on the related trust preferred securities of the Trust. For a more detailed discussion, see “The Trust,” “Description of Junior Subordinated Debentures—Corresponding Junior Subordinated Debentures,” “Description of Trust Preferred Securities,” and “Description of Guarantee.” In addition, we do not expect that the Trust will be filing reports with the SEC under the Exchange Act.

Forward-Looking information

This prospectus, any prospectus supplement, and any other documents included or incorporated by reference into this prospectus may contain statements that may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21B of the Exchange Act. In addition, we may make other written and oral communications that contain those statements from time to time. Forward-looking statements include statements regarding industry trends and our future expectations and other matters that do not relate strictly to historical facts and are based on certain assumptions by our management. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” “continue,” and similar expressions or variations. These statements are based on our management’s knowledge and belief as of the date of this prospectus and include information concerning our possible or assumed future financial condition and our results of operations, business, and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, many beyond our ability to control or predict, could cause future results to differ, even materially, from those contemplated by these forward-looking statements. These factors include (1) changes in national or regional economic conditions, (2) changes in interest rates, (3) fluctuations in the equity and fixed-income markets, (4) significant changes in banking laws or regulations, (5) increased competition in our markets, (6) higher-than-expected credit losses, (7) the effect of acquisitions and integration of acquired businesses, (8) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, (9) changes in accounting policies, procedures, or guidelines that may be required by the Financial Accounting Standards Board or regulatory agencies, (10) economic uncertainty created by increasing unrest in other parts of the world, and (11) new litigation or developments in existing litigation. Weakness or a decline in capital or consumer spending could affect our performance adversely in a number of ways, including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit levels or changes in deposit interest rates, among other things, could slow our growth or put pressure on current deposit levels. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the risks described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk set forth in our other filings with the SEC that are incorporated by reference into this prospectus or any applicable prospectus supplement. You should consider those factors carefully before investing in our securities. Those forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

The trust

The Trust is a statutory trust formed under Delaware law pursuant to a trust agreement signed by Wilmington Trust, as sponsor of the Trust, the Delaware Trustee, and the Administrators (each as defined below), and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement of the Trust will be amended and restated in its entirety (as so amended and restated, the “Trust Agreement”) prior to the issuance of trust preferred securities by the Trust. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Trust exists for the exclusive purposes of:

•	issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the Trust;

•	investing the gross proceeds of the trust preferred securities and the common securities (together, the “trust securities”) in junior subordinated debentures issued by Wilmington Trust; and

•	engaging in only those activities necessary or incidental thereto.

All of the common securities will be directly or indirectly owned by Wilmington Trust. The common securities of the Trust will rank equally, and payments will be made pro rata, with the trust preferred securities, except that upon an event of default under the Trust Agreement resulting from an event of default under the Junior Subordinated Indenture, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the trust preferred securities.

The Trust’s business and affairs will be conducted by its trustees and administrators, each appointed by Wilmington Trust as holder of the common securities. The trustees of the Trust will be Wells Fargo Bank, National Association, a national banking association, as the property trustee (the “Property Trustee”), and Wells Fargo Delaware Trust Company, as the Delaware trustee (the “Delaware Trustee”). In addition, two individuals who are employees or officers of, or affiliated with, Wilmington Trust will serve as administrators of the Trust. The Property Trustee will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. Wells Fargo Bank, National Association also will act as trustee under the guarantee of the trust preferred securities and the Junior Subordinated Indenture. See “Description of Guarantee” and “Description of Junior Subordinated Debentures.”

The holder of the common securities of the Trust, or the holders of a majority in liquidation amount of the Trust’s trust preferred securities if an event of default under the Trust Agreement has occurred and is continuing, will be entitled to appoint, remove, or replace the Property Trustee and/or the Delaware Trustee. The right to vote to appoint, remove, or replace the Administrators is vested exclusively in the holders of the common securities.

Wilmington Trust will pay all fees and expenses related to the trust and the offering of trust securities.

The principal executive office of the trust is c/o Wilmington Trust Corporation, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, telephone number (302) 651-1000.

Ratio of earnings to fixed charges and preference dividends

Our ratio of earnings to fixed charges and preference dividends for each of the periods indicated is as follows:

	Nine months
	ended	Year ended December 31,
	September 30, 2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges
Excluding interest on deposits	2.2	3.8	3.6	5.3	7.0	7.5
Including interest on deposits	1.4	1.8	1.7	2.4	3.2	3.2

These ratios pertain to Wilmington Trust and its subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses, and an amount equivalent to interest included in rental charges. As of September 30, 2008, we had no shares of preferred stock outstanding and did not pay dividends on preferred stock in any of the periods presented.

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

Description of common stock

The following description of common stock is a summary that is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus or the accompanying prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you. For more detailed information, please see our Restated Certificate of Incorporation and Bylaws, which have been filed in their entirety with the SEC. Please refer to the section entitled “Where You Can Find More Information,” starting on page 1 above.

General

We are authorized to issue 150,000,000 shares of our common stock, par value $1.00 per share, and 1,000,000 shares of our preferred stock, par value $1.00 per share. As of December 31, 2008, 69,115,857 shares of our common stock were issued and outstanding and 4,131,396 shares of our common stock were issuable upon the exercise of outstanding stock options and warrants.

The rights of holders of our common stock are governed by Delaware’s General Corporation Law and banking law, our Certificate of Incorporation and Bylaws, and the applicable regulations of the Federal Reserve Board. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our shares of common stock are entitled to one vote per share, and are traded on the New York Stock Exchange under the symbol “WL.”

Voting

Until shares of our preferred stock are issued, if ever, the holders of our common stock will possess all rights, including exclusive voting rights, pertaining to our capital stock, except as otherwise required by law. Shares of our common stock do not have cumulative voting rights. Stockholders may not approve any action by written consent without a meeting of the stockholders.

Dividend rights

The holders of outstanding shares of our common stock are entitled to receive dividends when, as, and if declared by our Board of Directors, in their discretion, out of funds legally available therefor.

Liquidation rights

In the event of any liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive all of our remaining assets, after payment of all of our debts and liabilities (including $250 million aggregate principal amount of our outstanding 4.875% Subordinated Notes due 2013 and $200 million aggregate principal amount of our outstanding 8.50% Subordinated Notes due 2018) and subject to the rights, if any, of holders of shares of our preferred stock, if any.

Preemptive rights; redemption

Our stockholders are not entitled to preemptive rights with respect to any shares of capital stock we issue. Our common stock is not subject to call or redemption.

Board of directors; classification of the board

Our Certificate of Incorporation provides that our Board (other than directors elected by holders of any series of our preferred stock) consists of not less than one nor more than 25 directors, with the number of directors fixed from time to time by resolution passed by our Board, and that our directors (other than directors elected by the holders of any series of our preferred stock) are divided into three classes, as nearly equal in number as possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

Limitation of liability of directors

Our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty, except to the extent that such exemption from liability is not permitted by Delaware law. Delaware law prohibits an exemption or limitation of a director’s liability in cases involving a director’s breach of the duty of loyalty, acts or omissions not in good faith, intentional misconduct, knowing violations of law, improper personal benefits, or improper dividends or distributions. We will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding by reason of the fact that he or she is or was our director or is or was serving at our request as a director of another entity.

Certain provisions affecting changes in control

Our Certificate of Incorporation provides that, in addition to any other vote required by law, a “business combination” requires the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding shares of our voting stock, voting together as a single class, unless there are one or more continuing directors then in office and that business combination has been approved by our Board (including the affirmative vote of at least a majority of the continuing directors then in office), in which case that business combination only requires such vote as is required by law or by other provisions of our Certificate. Certain transactions encompassed by the term “business combination,” such as certain issuances of stock or certain sales of assets, would not require a vote of stockholders under Delaware’s General Corporation Law, while certain other transactions, such as a reclassification of capital stock, would require an affirmative vote of a majority of the outstanding shares of capital stock entitled to vote thereon. This provision could have the effect of giving a minority of our stockholders the ability to preclude the consummation of certain business combinations when a majority of our stockholders believe that such a business combination is desirable or beneficial.

For purposes of this provision, a “business combination” includes:

•	any merger or consolidation of us or any of our subsidiaries with or into (a) any related person or (b) any other corporation (whether or not itself a related person) that, after that merger or consolidation, would be an affiliate or associate of a related person;

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of related transactions) to or with any related person of any assets of us or any subsidiary of ours, having an aggregate fair market value of $1,000,000 or more;

•	the issuance or transfer by us or any of our subsidiaries (in one or more related transactions, and other than by way of pro rata distribution to all stockholders or a reclassification, dividend, or subdivision of such securities, and other than in connection with the exercise or conversion of securities exercisable for or convertible into our securities, or securities of one of our subsidiaries, that have been distributed pro rata to stockholders) of any of our securities or the securities of any of our subsidiaries to any related person in exchange for cash, securities, or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more;

•	the adoption of any plan or proposal proposed by or on behalf of a related person for our liquidation or dissolution; or

•	any reclassification of our securities, recapitalization of us, any merger or consolidation of us with or into any of our subsidiaries, or any similar transaction that has the effect, directly or indirectly, of increasing by more than one percent the proportion of outstanding shares of any class of equity or convertible securities of us or any of our subsidiaries that are directly or indirectly owned by any related person.

For purposes of this provision, a “related person” is, other than us, any of our subsidiaries, any employee benefit plan or stock plan of us or any of our subsidiaries, or any person or entity organized, appointed, established, or holding voting stock for or pursuant to the terms of such plan:

•	any individual, corporation, partnership, or other entity, or any group of two or more of the foregoing that act together or have agreed to act together and which, together with its or their affiliates and associates, beneficially owns, directly or indirectly, in the aggregate, 10% or more of the combined voting power of the then-outstanding shares of our voting stock, as well as any affiliate or associate of such individual, corporation, partnership, or other entity;

•	an affiliate of us which at any time within two years prior thereto beneficially owned, directly or indirectly, 10% or more of the combined voting power of the outstanding shares of our voting stock; or

•	an assignee of or successor to any shares of our capital stock that were at any time within two years prior thereto beneficially owned by any related person.

Stockholder rights plan

On December 16, 2004, our Board approved an amended and restated rights plan. The rights plan is for a ten-year term and entitles registered holders of our common stock, on the conditions summarized below, to purchase from us one one-thousandth of a share of our preferred stock at a price of $128.00 per one one-thousandth of a share.

Under the rights plan, until the earlier of (1) 10 days after a public announcement that a person or group of affiliated or associated persons has acquired 15% or greater of our common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer that would result in that person or group owning 15% or greater of our common stock, in either case an acquiring person, the rights will be evidenced by our common stock certificate, together with a copy of the summary of rights, and will automatically trade with the common stock and not be exercisable. Upon that date (the “Distribution Date”), separate certificates evidencing the rights will be distributed to the holders of record of our common stock as of the Distribution Date, and each right will entitle its holder to purchase participating preferred stock for an exercise price of $128.00 per one one-thousandth of a share. The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights is subject to antidilution adjustments in the case of stock dividends, stock splits, the grant of rights or warrants to subscribe for or purchase preferred stock at a price less than the then-current market price of the preferred stock, or upon the distribution to preferred stockholders of evidences of indebtedness or assets or of subscription rights or warrants.

Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when, as, and if declared, to a minimum preferential quarterly dividend payment of the greater of (1) $10 per share or (2) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of our liquidation, dissolution, or winding up, the holders of the preferred stock purchasable upon exercise of the rights will be entitled to a minimum preferential payment of the greater of (1) $1,000 per share (plus any accrued but unpaid dividends) and (2) an amount equal to 1,000 times the payment made per share of common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation, or other transaction in which outstanding shares of common stock are converted or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

If any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereupon become void), will have the right thereafter to receive, upon exercise of a right at the then-current exercise price of the right, that number of shares of common stock having a market value equal to two times the exercise price of the right.

If, after a person or group of affiliated or associated persons becomes an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person, which will have become void) will thereafter have the right to receive, upon the exercise of a right, that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent) that at the time of that transaction has a market value of two times the exercise price of the right.

At any time after any person or group of affiliated or associated persons becomes an acquiring person and before the acquisition by that acquiring person of 50% or more of the outstanding shares of our common stock, our Board may exchange the rights (other than rights owned by that acquiring person, which will have become void), in whole or in part, for shares of common stock or preferred stock (or a series of our preferred stock having equivalent rights, preferences, and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock), equivalent in value thereto, per right.

At any time prior to the time that any person or group of affiliated or associated persons becomes an acquiring person, our Board may redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option, in cash, shares of common stock, or such other form of consideration as our Board may determine. The redemption of the rights may be made effective at the time, on the basis, and with the conditions our Board may establish in its sole discretion. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

For so long as the rights are then redeemable, we may, except with respect to the redemption price, amend the rights plan in any manner.

Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of us, including the right to vote or to receive dividends.

Description of debt securities

The debt securities we may issue will constitute either senior debt securities (“Senior Securities”) or subordinated debt securities (“Subordinated Securities”). For the avoidance of doubt, any junior subordinated debentures we issue pursuant to this prospectus will not constitute debt securities for purposes of this discussion. The Senior Securities will be issued under an indenture (the “Senior Indenture”) between us and the trustee under that indenture. The Subordinated Securities will be issued under an Indenture (the “Subordinated Indenture”) between us and the trustee under that indenture. The trustees under the Senior Indenture and the Subordinated Indenture are referred to herein, as applicable, as the “Trustee.” The Senior Indenture and the Subordinated Indenture are individually referred to herein as an “Indenture” and collectively referred to herein as the “Indentures.” The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are qualified in their entirety by reference to the applicable Indenture, a copy of which has been filed with the SEC. Whenever defined terms are used but not defined herein, those terms have the meanings ascribed to them in the applicable Indenture, which meanings are incorporated by reference herein.

The following description of the terms of the securities sets forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The particular terms of any securities and the extent, if any, to which those general provisions may apply to those securities will be described in the prospectus supplement relating to those securities.

Neither of the Indentures limits the aggregate principal amount of securities that may be issued thereunder, and each Indenture provides that securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Neither the Indentures nor the securities issued thereunder will limit or otherwise restrict the amount of other indebtedness we may incur or the other securities we or any of our subsidiaries may issue.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the securities offered hereby, to participate in the assets of any of our affiliates upon the latter’s liquidation or reorganization, will be subject to the prior claims of that affiliate’s creditors, except to the extent that we ourselves may be a creditor with recognized claims against that affiliate.

Reference is made to the applicable prospectus supplement for any series of debt securities for a description of the following terms:

•	the title of those debt securities;

•	the limit, if any, on the aggregate principal amount or aggregate initial public offering price of those debt securities;

•	the priority of payment of those debt securities;

•	the price or prices at which the debt securities will be issued (which may be expressed as a percentage of the aggregate principal amount thereof);

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates per annum at which those debt securities will bear interest (which may be fixed or variable), if any, or the method of determining the same;

•	the date or dates from which that interest, if any, on the securities will accrue, the date or dates on which that interest, if any, will be payable (“Interest Payment Dates”), the date or dates on which payment of that interest, if any, will commence, and the regular record dates for those Interest Payment Dates (“Regular Record Dates”);

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

•	each office or agency at which the debt securities may be presented for registration of transfer or exchange;

•	the place or places at which the principal of, premium, if any, and interest, if any, on the debt securities will be payable;

•	the date or dates, if any, after which those debt securities may be redeemed or purchased in whole or in part, at our option, mandatorily redeemed pursuant to any sinking, purchase, or analogous fund, or purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof;

•	the denomination or denominations in which those debt securities are authorized to be issued;

•	whether any of the securities will be issued as Original Issue Discount Securities (as defined below);

•	information with respect to book-entry procedures, if any, to the extent they differ from the book-entry procedures described herein;

•	any additional covenants or events of default not currently set forth in the applicable Indenture; and

•	any other terms of those debt securities not inconsistent with the provisions of the applicable Indenture.

Debt securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) (“Original Issue Discount Securities”), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of those securities. There may not be any periodic payments of interest on Original Issue Discount Securities. If the maturity of any Original Issue Discount Security is accelerated, the amount payable to the holder of that Original Issue Discount Security upon that acceleration will be determined in accordance with the prospectus supplement, the terms of that debt security, and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of that Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the prospectus supplement relating thereto.

Registration and transfer

Debt securities will be issued only as registered securities, without coupons. Debt securities (other than a global security (as defined below)) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other securities of the same series at the office of the security registrar specified according to the terms of the applicable

Indenture. That transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Payment and paying agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and any interest on debt securities will be made at our office(s) and/or at the office(s) of the paying agent or paying agents we may designate from time to time. However, at our option, payment of any interest may be made (1) by check mailed to the address of the person entitled thereto as that address appears in the applicable security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable security register. Unless indicated otherwise in an applicable prospectus supplement, payment of any installment of interest on securities will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that payment.

Consolidation, merger, or sale of assets

Each Indenture provides that we may, without the consent of the holders of any of the securities outstanding under that Indenture, consolidate with, merge into, or transfer our assets substantially as an entirety to any person or entity, provided that (1) any such successor expressly assumes our obligations on the applicable securities and under that Indenture, (2) after giving effect thereto (and after the lapse of time, notice, or both), no Event of Default (as defined in the Senior Indenture) in the case of Senior Securities, or Default (as defined in the Subordinated Indenture) in the case of Subordinated Securities, shall have happened and be continuing, and (3) certain other conditions under that Indenture are met. Accordingly, any such consolidation, merger, or transfer of assets substantially as an entirety that meets the conditions described above would not create any Event of Default or Default that would entitle holders of the securities, or the Trustee on their behalf, to take any of the actions described below under the caption “Senior Securities—Events of Default, Waivers, etc.” or “Subordinated Securities—Events of Default, Waivers, etc.”

Leveraged and other transactions

The Indentures and the securities issued thereunder do not contain provisions that would afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that could affect the holders of the debt securities adversely.

Modification of the indenture; waiver of covenants

Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, modifications and alterations of that Indenture may be made that affect the rights of the holders of those securities; provided, however, that no such modification or alteration may be made without the consent of the holder of each security so affected that would (1) change the maturity of the principal of, or of any installment of interest or premium on, any security issued pursuant to that Indenture, reduce the principal amount thereof or any premium thereon, change the method of calculating interest or the currency of payment of principal or interest (or premium, if any) on, reduce the minimum rate of interest on, impair the right to institute suit for the enforcement of any such payment on or with respect to, any such security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (2) reduce the above-stated percentage in principal amount of outstanding securities required to modify or alter that Indenture.

SENIOR SECURITIES

The Senior Securities will be our direct, unsecured obligations and will rank pari passu with all of our outstanding unsecured senior indebtedness.

Events of default, waivers, etc.

An Event of Default with respect to Senior Securities of any series is defined in the Senior Indenture as:

•	default in the payment when due of principal of or premium, if any, on any outstanding Senior Securities of that series;

•	default in the payment when due of interest on any outstanding Senior Securities of that series and continuance of that default for 30 days;

•	default in the performance of any other covenant of ours in the Senior Indenture with respect to outstanding Senior Securities of that series and continuance of that default for 90 days after written notice;

•	certain events of bankruptcy, insolvency, or reorganization of us; and

•	any other event that may be specified in a prospectus supplement with respect to any series of Senior Securities.

If an Event of Default with respect to any series of outstanding Senior Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Senior Securities of that series may declare the principal amount (or if those Senior Securities are Original Issue Discount Securities, that portion of the principal amount that may be specified in the terms of that series) of all Senior Securities of that series to be due and payable immediately. If an Event of Default occurs and is continuing, the Trustee may, in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Senior Securities of any series, and upon reasonable indemnity against the costs, expenses, and liabilities to be incurred in compliance with that request and subject to certain other conditions set forth in the Senior Indenture will, proceed to protect the rights of the holders of all Senior Securities of that series. The holders of a majority in aggregate principal amount of the Senior Securities of any series may waive an Event of Default resulting in acceleration of those Senior Securities, but only if all Events of Default with respect to Senior Securities of that series have been remedied and all payments due (other than those due as a result of acceleration) have been made.

The Senior Indenture also provides that, notwithstanding any other provision of the Senior Indenture, the holder of any Senior Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on those Senior Securities when due and that such right will not be impaired without the consent of that holder.

We are required to file with the Trustee annually a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Securities.

SUBORDINATED SECURITIES

The Subordinated Securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement related to a particular series of Subordinated Securities offered thereby, will be subject to the subordination provisions described below.

Subordination

If any distribution of our assets upon any dissolution, winding up, liquidation, or reorganization (a “Liquidation Distribution”) occurs, the holders of any Senior Indebtedness will first be entitled to receive payment in full of the amounts due or to become due before the holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Securities. If, upon any such payment or distribution of assets there remain, after giving effect to those subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property, or securities available for payment or distribution in respect of Subordinated Securities (“Excess Proceeds”) and if, at that time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of those General Obligations, then those Excess Proceeds will first be applied to pay or provide for the payment in full of those General Obligations before any payment or distribution is made in respect of the Subordinated Securities.

In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase, or other acquisition of any of the Subordinated Securities, at any time when (1) there is a default in the payment of the principal of, premium, if any, interest on, or otherwise in respect of any Senior Indebtedness or (2) any Event of Default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of that payment on the Subordinated Securities or any redemption, retirement, purchase, or other acquisition of any of the Subordinated Securities permitting the holders of that Senior Indebtedness to accelerate the maturity thereof. Except as described above, our obligation to make payment of the principal of, premium, if any, or interest on the Subordinated Securities will not be affected.

Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of our cash, property, or securities applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of Subordinated Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property, or securities of us applicable to those creditors in respect of General Obligations.

“Senior Indebtedness” is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on (1) all of our indebtedness for money borrowed, other than the Subordinated Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed, or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Subordinated Securities; or to rank pari passu with the Subordinated Securities and (2) any deferrals, renewals, or extensions of any such

Senior Indebtedness. The term “indebtedness for money borrowed” used in the preceding sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes, or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of Senior Indebtedness of the Company.

Unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Securities offered thereby, “General Obligations” means all of our obligations to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, other than (1) obligations on account of Senior Indebtedness, (2) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Securities, and (3) obligations which by their terms are expressly stated not to be superior in right of payment to the Subordinated Securities or to rank pari passu with the Subordinated Securities; provided, however, that, notwithstanding the foregoing, if any rule, guideline, or interpretation promulgated or issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (or other competent regulatory agency or authority) as in effect from time to time establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term “General Obligations” also will include such additional obligations to creditors in effect from time to time pursuant to those rules, guidelines, or interpretations. For purposes of the definition of “General Obligations,” the term “claim” has the meaning assigned thereto in Section 101(5) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

Limited right of acceleration

Unless otherwise specified in the prospectus supplement relating to any series of Subordinated Securities, payment of principal of the Subordinated Securities may be accelerated only in the case of our bankruptcy, insolvency, or reorganization. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or the performance of any other covenant in the Subordinated Indenture.

Events of default, defaults, waivers, etc.

An Event of Default with respect to our Subordinated Securities of any series is defined in the Subordinated Indenture as certain events involving our bankruptcy, insolvency, or reorganization and any other Event of Default provided with respect to Subordinated Securities of that series.

A Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as:

•	an Event of Default with respect to that series;

•	default in the payment when due of the principal of or premium, if any, on any Subordinated Security of that series;

•	default in the payment when due of interest upon any Subordinated Security of that series and the continuance of that default for 30 days;

•	default in the performance of any other covenant or agreement of the Company in the Subordinated Indenture with respect to Subordinated Securities of that series and continuance of that default for 90 days after written notice; or

•	any other Default provided with respect to Subordinated Securities of that series.

If an Event of Default with respect to any series of outstanding Subordinated Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Subordinated Securities of that series may declare the principal amount (or, if those Subordinated Securities are Original Issue Discount Securities, that portion of the principal amount that may be specified in the terms of that series) of all Subordinated Securities of that series to be due and payable immediately.

If a Default occurs and is continuing, the Trustee may, in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture, and upon reasonable indemnity against the costs, expenses, and liabilities to be incurred in compliance with that request and subject to certain other conditions set forth in the Subordinated Indenture will, proceed to protect and enforce the rights of the holders of all of the Subordinated Securities of that series. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of those Subordinated Securities, but only if all Defaults have been remedied and all payments due have been made (other than those due as a result of acceleration).

The Subordinated Indenture also provides that, notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Security of any series has the right to institute suit to enforce any payment of principal of, premium, if any, or interest on the Subordinated Security of the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in that Subordinated Security, and that such right will not be impaired without the consent of that holder.

We are required to file with the Trustee annually a written statement of officers as to the existence or non-existence of defaults under the Subordinated Indenture or the Subordinated Securities.

Description of junior subordinated debentures

We may issue junior subordinated debentures from time to time in one or more series under a junior subordinated indenture, as supplemented from time to time, the “Junior Subordinated Indenture,” between us and the trustee under that indenture, whom we refer to as the “Debenture Trustee.” The Junior Subordinated Indenture will be qualified under the Trust Indenture Act, and terms of the junior subordinated debentures will include those stated in the Junior Subordinated Indenture and those made part of the Junior Subordinated Indenture by reference to the Trust Indenture Act.

Set forth below is a description of the general terms of the junior subordinated debentures in which the Trust will invest the proceeds from the issuance and sale of the trust securities. The statements under this caption are brief summaries of certain provisions contained in the Junior Subordinated Indenture, do not purport to be complete, and are qualified in their entirety by reference to the Junior Subordinated Indenture, the form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The particular terms of the junior subordinated debentures will be described in the applicable prospectus supplement relating to the particular trust preferred securities being offered.

We will issue the junior subordinated debentures as unsecured debt. The junior subordinated debentures will be fully subordinated as set forth in the Junior Subordinated Indenture. See “Subordination of Junior Subordinated Debentures.” Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures. The Junior Subordinated Indenture does not limit the aggregate principal amount of junior subordinated debentures that may be issued and provides that the junior subordinated debentures may be issued from time to time in one or more series. Because we are a holding company, our rights and the rights of our creditors, including the holders of the junior subordinated debentures, to participate in the assets of any of our subsidiaries upon a subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we ourselves may be a creditor with recognized claims against the subsidiary. Except as otherwise provided in the applicable prospectus supplement, the Junior Subordinated Indenture does not limit the incurrence or issuance by us of other secured or unsecured debt.

Reference is made to the applicable prospectus supplement for any series of junior subordinated debentures for a description of the following items:

•	the title of the junior subordinated debentures;

•	the price at which the junior subordinated debentures will be issued;

•	any limit upon the aggregate principal amount of junior subordinated debentures;

•	the date or dates on which the principal and interest of the junior subordinated debentures is payable or the method of determination thereof;

•	any fixed or variable interest rate or rates per annum;

•	any provisions for the deferral of payments of interest;

•	the place where the principal of and premium, if any, and interest on the junior subordinated debentures will be payable and where the junior subordinated debentures may be presented for registration of transfer or exchange;

•	any provisions for redemption or repurchase, the redemption price or repurchase price, and any remarketing arrangements;

•	the minimum denominations;

•	the currency or currencies in which the junior subordinated debentures are denominated or payable;

•	if other than the principal amount, the portion of the principal amount of the junior subordinated debentures payable upon acceleration of the maturity of the junior subordinated debentures;

•	any index used to determine the amount of payment of principal of, and any premium and interest on, the junior subordinated debentures;

•	any additional or different events of default that apply to any junior subordinated debentures of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

•	any additional or different covenants that apply to any junior subordinated debentures of the series;

•	any additions or changes to the Junior Subordinated Indenture necessary to permit the issuance of the junior subordinated debentures in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	whether the junior subordinated debentures will be issued in whole or in part in the form of one or more global securities and the depositary for any such global securities;

•	the appointment of any paying agent or agents;

•	the terms and conditions of any obligation or right of Wilmington Trust or a holder to convert or exchange the junior subordinated debentures into trust preferred securities;

•	if the junior subordinated debentures are to be issued to the Trust, the form or forms of the trust agreement and guarantee agreement relating thereto;

•	if other than as set forth in this prospectus supplement, the relative degree, if any, to which the junior subordinated debentures will be senior to or be subordinated to other series of our securities in right of payment; and

•	any other terms of the junior subordinated debenture that are not inconsistent with the provisions of the applicable indenture.

Junior subordinated debentures may be sold at a substantial discount below their stated principal amount, bearing no interest, or interest at a rate which at the time of issuance is below market rates. Certain United States federal income tax consequences and special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

Payment of taxes

If at any time the Trust is required to pay any taxes, duties, assessments, or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other taxing authority, we will be required to pay such additional amounts on the junior subordinated debentures, in an amount sufficient so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments, or other governmental charges will not be less than the amounts that the Trust would have received had no such taxes, duties, assessments, or other governmental charges been imposed. This means that the Trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments, or other charges.

Payment and paying agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and any interest on debt securities will be made at our office(s) and/or at the office(s) of the paying agent or paying agents we may designate from time to time. However, at our option, payment of any interest may be made (1) by check mailed to the address of the person entitled thereto as that address appears in the applicable security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable security register. Unless indicated otherwise in an applicable prospectus supplement, payment of any installment of interest on junior subordinated debentures will be made to the person in whose name that junior subordinated debenture is registered at the close of business on the regular record date for that payment.

Any amounts deposited with the Debenture Trustee or any paying agent, or then held by us in trust, for the payment of the principal of, any premium, if any, or interest on any junior subordinated debentures and remaining unclaimed for two years after those amounts have become due and payable will, at our request and subject to applicable escheat law, be repaid to us, and the holder of the junior subordinated debenture will be able to look only to us for payment as a general unsecured creditor.

Option to defer interest payments

If provided in the applicable prospectus supplement, so long as no debenture event of default (as described below in “Events of Default, Waiver, and Notice”) has occurred and is continuing, we will have the right from time to time during the term of any series of junior subordinated debentures to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions, and covenants, if any, specified in that prospectus supplement. Such deferral, however, may not extend beyond the stated maturity of that series of junior subordinated debentures. Certain United States federal income tax consequences and special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

During any such extension period, we will not:

•	make any payment of principal of, interest, or premium, if any, on or repay, repurchase, or redeem any debt that ranks pari passu in all respects with or junior in interest to the junior subordinated debentures; or

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, in each case other than:

•	repurchases, redemptions, or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of any one or more employees, officers, directors, or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan, or in connection with the issuance of our capital stock, or securities convertible into or exercisable for that capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period;

•	as a result of an exchange or conversion of any class or series of our capital stock for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the security being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, the issuance of rights, stock, or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

•	any dividend in the form of stock, warrants, options, or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options, or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to that stock

Redemption

Unless otherwise indicated in the applicable prospectus supplement, the junior subordinated debentures will not be subject to any sinking fund.

Unless otherwise indicated in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board (if then required under applicable capital guidelines or policies), redeem the junior subordinated debentures of any series in whole at any time or in part from time to time. If the junior subordinated debentures of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify that date or describe those conditions. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debenture so redeemed will equal any accrued and unpaid interest thereon to the redemption date, plus 100% of the principal amount thereof.

Except as otherwise specified in the applicable prospectus supplement, if a tax event, investment company event, or capital treatment event (each as defined below) has occurred and is continuing, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board (if then required under applicable capital guidelines or policies), redeem that series of junior subordinated debentures in whole, but not in part, at any time within 90 days following of the occurrence of that tax event, investment company event, or capital treatment event, at a redemption price equal to 100% of the principal amount of those junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.

“Tax event” means the receipt by the Trust of an opinion of counsel experienced in those matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which amendment or change is effective or which proposed change, pronouncement, or decision is announced on or after the date of issuance of those trust preferred securities, there is more than an insubstantial risk that:

•	the Trust is, or will be within 90 days of the date of that opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of corresponding junior subordinated debentures;

•	interest payable by us on that series of corresponding junior subordinated debentures is not, or within 90 days of the date of that opinion, will not be, deductible by Wilmington Trust, in whole or in part, for United States federal income tax purposes; or

•	the Trust is, or will be within 90 days of the date of that opinion, subject to more than a de minimis amount of other taxes, duties, or other governmental charges.

“Investment company event” means the receipt by the Trust of an opinion of counsel experienced in those matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the trust preferred securities.

“Capital treatment event” means our reasonable determination that, as a result of any amendment to, or change in (including any proposed change), the laws or regulations of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action, or decision is announced on or after the date of issuance of the trust preferred securities under the trust agreement, there is more than an insubstantial risk that we will not be entitled to treat the maximum allowable portion of the liquidation amount of the trust preferred securities as “Tier I Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to us.

Notice of any redemption will be mailed at least 45 days but not more than 75 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on those junior subordinated debentures or portions thereof called for redemption.

Restrictions on certain payments

If junior subordinated debentures are issued to the Trust or the trustee of the Trust in connection with the issuance of trust securities and:

•	there has occurred and is continuing any event that, with the giving of notice or the lapse of time, would constitute an event of default with respect to the junior subordinated debentures of which we have actual knowledge and which we have not taken reasonable steps to cure;

•	we are in default relating to our payment of any obligations under the guarantee; or

•	we have given notice of our election to defer payments of interest on the junior subordinated debentures by extending the interest payment period and that period, or any extension of that period, is continuing; then we may not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire, or make a liquidation payment relating to, any of our capital stock or make any guarantee payment with respect thereto other than:

•	repurchases, redemptions, or other acquisitions of shares of our capital stock in connection with any employee benefit plans or in connection with any acquisition transaction entered into prior to the extension period;

•	as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, the issuance of rights, stock, or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

•	any dividend in the form of stock, warrants, options, or other rights where that stock or stock issuable upon exercise of those warrants, options, or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to that stock.

Limitation on mergers and sales of assets

The Junior Subordinated Indenture provides that we may not consolidate with, or merge into, any other corporation or convey or transfer our properties and assets substantially as an entirety unless:

•	the successor entity is an entity organized in the United States and expressly assumes our obligations under the Junior Subordinated Indenture;

•	after giving effect thereto, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing under the Junior Subordinated Indenture; and

•	certain other conditions as prescribed by the Junior Subordinated Indenture are met.

The covenants contained in the Junior Subordinated Indenture would not necessarily protect holders of the junior subordinated debentures in the event of a decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings.

Events of default, waiver, and notice

The Junior Subordinated Indenture provides that the following are events of default relating to the junior subordinated debentures:

•	default in the payment of the principal of, or premium, if any, on, any junior subordinated debentures at maturity;

•	default for 30 days in the payment of any installment of interest not otherwise subject to a deferral during an extension period on any junior subordinated debentures;

•	default for 90 days after written notice in the performance of any other covenant in respect of the junior subordinated debentures;

•	default in the payment of interest for ten or more consecutive semi-annual periods; and

•	specified events of bankruptcy, insolvency, or reorganization of Wilmington Trust.

We use the term “debenture event of default” to refer to the events of default described above with respect to a corresponding series of junior subordinated debentures.

If a debenture event of default occurs due to a default in the payment of interest for ten or more consecutive semi-annual periods and is continuing, either the Debenture Trustee or the holders of not less than 25 percent in aggregate principal amount of the junior subordinated debentures of that series then outstanding may declare the principal of all junior subordinated debentures of that series to be due and payable immediately. If the holders of junior subordinated debentures fail to make that declaration, the holders of at least 25 percent in aggregate liquidation amount of the related trust preferred securities shall have that right. If an event of default under the junior subordinated debentures occurs due to bankruptcy, insolvency, or reorganization of Wilmington Trust, the principal amount of the junior subordinated debentures will become due and payable automatically and without any declaration or other action on the part of the Debenture Trustee or any holder.

The holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may rescind and annul the declaration or acceleration and waive the default if

•	we have paid or deposited with the Debenture Trustee a sum sufficient to pay:

•	all overdue installments of interest on the junior subordinated debentures of that series;

•	any accrued additional interest on the junior subordinated debentures of that series;

•	the principal and premium, if any, on the junior subordinated debentures of that series that have become due other than by reason of the declaration of acceleration and any additional interest thereon; and

•	all sums paid or advanced by the Debenture Trustee under the Junior Subordinated Indenture; and

•	the applicable event of default preceding that acceleration, other than the non-payment of the principal of the junior subordinated debentures, has been cured or waived.

In the case of junior subordinated debentures initially issued to the Trust, if the holders of the junior subordinated debentures fail to annul a declaration of acceleration and waive that default, the holders of a majority of the aggregate liquidation amount of the corresponding trust preferred securities issued by the Trust shall also have the right to rescind and annul the declaration of acceleration and its consequences and waive the default.

The holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may waive any default, except a default in payment of principal or interest, unless that default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been deposited with the Debenture Trustee, or a default in respect of a covenant or provision that under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture. If the holders of junior subordinated debentures fail to waive that default, the holders of a majority in aggregate liquidation amount of the related trust preferred securities will have the right to waive that default.

The holders of a majority in principal amount of the junior subordinated debentures of any series affected will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Debenture Trustee under the Junior Subordinated Indenture.

We are required to furnish to the Debenture Trustee an annual statement as to the performance of our obligations under the Junior Subordinated Indenture and as to any default in that performance.

The junior subordinated debentures of a series will be subject to acceleration only as described above in connection with (i) a default in the payment of interest for ten or more consecutive semi-annual periods or (ii) specified events of bankruptcy, insolvency, or reorganization of Wilmington Trust. If any other debenture event of default occurs as to a series of junior subordinated debentures, holders of the junior subordinated debentures or the Debenture Trustee on their behalf may seek to enforce the rights of holders of the junior subordinated debentures of the related series but may not declare the principal of the junior subordinated debentures of that series to be due and payable.

Distribution of the junior subordinated debentures

As will be more fully outlined in the applicable prospectus supplement in connection with circumstances involving the dissolution of a trust (provided that any required regulatory approval is obtained), junior subordinated debentures will be distributed to the holders of the trust securities in liquidation of that trust. See “Description of Trust Preferred Securities—Liquidation Distribution upon Dissolution.”

Modification of junior subordinated indenture

From time to time we and the Debenture Trustee may, without the consent of the holders of the junior subordinated debentures, modify, waive, or supplement the Junior Subordinated Indenture for specified purposes, including, among other things:

•	evidencing the succession of another entity to Wilmington Trust;

•	conveying, transferring, assigning, mortgaging, or pledging any property to or with the Debenture Trustee;

•	establishing the forms and terms of any series of junior subordinated debentures;

•	adding to the covenants of Wilmington Trust for the benefit of other holders of all or any series of securities;

•	adding any additional events of default for the benefit of other holders of all or any series of securities;

•	curing ambiguities, defects, or inconsistencies without materially and adversely affecting the rights of the holders of the junior subordinated debentures or the related trust preferred securities;

•	evidencing and providing for the acceptance of appointment under the Junior Subordinated Indenture by a successor trustee with respect to the securities of one or more series and adding to or changing any of the provisions of the indenture as will be necessary to provide for, or facilitate the administration of, the Trust under the indenture by more than one trustee;

•	amending provisions to comply with requirements to maintain qualification of the Junior Subordinated Indenture under the Trust Indenture Act; and

•	changing or eliminating any of the provisions of the Junior Subordinated Indenture, provided that any such change or elimination will not apply to any outstanding securities, or will become effective only when there is no security outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of that provision.

We and the Debenture Trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in principal amount of the outstanding junior subordinated debentures. However, no such modification or amendment may, without the consent of each affected holder of junior subordinated debentures:

•	modify the payment terms of the junior subordinated debentures; or

•	reduce the percentage of holders of junior subordinated debentures necessary to modify or amend the indenture or waive compliance by us with any covenant or past default.

If the junior subordinated debentures are held by the Trust or the trustee of the Trust, no modification may be made that adversely affects the holders of the related trust preferred securities, no termination of the Junior Subordinated Indenture may occur, and no waiver of any event of default or compliance with any covenant will be effective without the prior consent of a majority in liquidation preference of trust preferred securities of the Trust. If the consent of the holder of each outstanding junior subordinated debenture is required, no modification will be effective without the prior consent of each holder of related trust preferred securities.

Conversion or exchange

The junior subordinated debentures of a series may be convertible or exchangeable into junior subordinated debentures of another series or into trust preferred securities of another series, on the terms provided in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, whether mandatory, at the holder’s option, or at our option, in which case the number of shares of trust preferred securities or other securities the junior subordinated debenture holder would receive would be calculated at the time and manner described in the applicable prospectus supplement.

Subordination of junior subordinated debentures

Any junior subordinated debentures will be subordinate and junior in right of payment to all senior indebtedness (as defined below unless specified otherwise in the applicable prospectus supplement). If we make any payment or distribution of our assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring, or similar proceedings in connection with any insolvency or bankruptcy proceeding, the holders of senior debt will first be entitled to receive payment in full of principal of, and premium and interest, if any, on, that senior debt before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of, and premium and interest, if any, on, the junior subordinated debentures. In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior debt outstanding at the time of that acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of, or premium or interest, if any, on, the junior subordinated debentures.

“Senior indebtedness” means the principal of, premium, if any, and interest on (1) all of our indebtedness for money borrowed, other than the junior subordinated debentures, whether or not already outstanding, except for indebtedness that by its terms expressly is not superior in right of payment to the junior subordinated debentures or ranks pari passu with the junior subordinated debentures and (2) any deferrals, renewals, or extensions of any such senior indebtedness.

No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there has occurred and is continuing a default in any payment with respect to senior debt or an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

The Junior Subordinated Indenture places no limitation on the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior indebtedness.

The Junior Subordinated Indenture provides that any of the subordination provisions described above that relate to any particular issue of junior subordinated debentures may be changed prior to issuance. Any such change would be described in the applicable prospectus supplement.

Corresponding junior subordinated debentures

Wilmington Trust may issue junior subordinated debentures under the Junior Subordinated Indenture with terms corresponding to the terms of a series of related trust preferred securities, the “corresponding junior subordinated debentures.” In that instance, concurrently with the issuance of the Trust’s trust preferred securities, the Trust will invest the proceeds thereof and the consideration paid by us for the common securities in the series of corresponding junior subordinated debentures issued by us to the Trust. Each series of corresponding junior subordinated debentures will be in the principal amount equal to the aggregate stated liquidation amount of the related trust preferred securities and the common securities of the Trust and will rank equally with all other series of junior subordinated debentures. Holders of the related trust preferred securities for a series of corresponding junior subordinated debentures will have the right in connection with modifications to the Junior Subordinated Indenture or upon occurrence of debenture events of default as described under “—Modification of Junior Subordinated Indenture,” “—Events of Default, Waiver and Notice,” and ‘‘—Enforcement of Certain Rights by Holders of Trust Preferred Securities.”

Unless otherwise specified in the applicable prospectus supplement, if a tax event relating to the Trust has occurred and is continuing, we may, at our option and subject to prior approval of the Federal Reserve Board (if required), redeem the corresponding junior subordinated debentures at any time within 90 days of the occurrence of that tax event, in whole but not in part, subject to the provisions of the Junior Subordinated Indenture and whether or not those corresponding junior subordinated debentures are then redeemable at our option. The redemption price for any corresponding junior subordinated debentures will be equal to 100% of the principal amount of those corresponding junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption. For as long as the Trust is the holder of all the outstanding corresponding junior subordinated debentures of that series, the proceeds of any such redemption will be used by the Trust to redeem the corresponding trust securities in accordance with their terms. We may not redeem a series of corresponding junior subordinated debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debentures of that series for all interest periods terminating on or prior to the date of redemption.

Unless otherwise specified in the applicable prospectus supplement, we will covenant, as to each series of corresponding junior subordinated debentures:

•	to directly or indirectly maintain 100% ownership of the common securities of the Trust unless a permitted successor succeeds to ownership of the common securities;

•	not to voluntarily terminate, wind up, or liquidate any trust (with the prior approval of the Federal Reserve Board, if required):

•	in connection with a distribution of corresponding junior subordinated debentures to the holders of the trust preferred securities in exchange therefor upon liquidation of the Trust, or

•	in connection with certain mergers, consolidations, or amalgamations permitted by the trust agreement; and

•	to use our reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Description of trust preferred securities

The trust preferred securities will be issued pursuant to the terms of an amended and restated trust agreement. The trust agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, Wells Fargo Bank, National Association, a national banking association, will act as trustee for the trust preferred securities under the trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the applicable trust agreement and those made part of the trust agreement by the Trust Indenture Act.

Set forth below is a summary of the material terms and provisions of the trust preferred securities. The statements under this caption are brief summaries of certain provisions contained in the Trust Agreement, the Delaware Statutory Trust Act, and the Trust Indenture Act and do not purport to be complete, and are qualified in their entirety by reference to the Trust Agreement, the form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The declaration authorizes the administrators and the trustees to issue the trust securities on behalf of the Trust. The trust securities represent undivided beneficial interests in the assets of the Trust. We will own, directly or indirectly, all of the common securities. The common securities rank equally, and payments will be made on a pro rata basis, with the trust preferred securities. However, if an event of default under the trust agreement resulting from an event of default under the Junior Subordinated Indenture occurs and is continuing, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the trust preferred securities.

The trust agreement does not permit the Trust to issue any securities other than the trust securities or to incur any indebtedness. Under the trust agreement, the Property Trustee will own the junior subordinated debentures purchased by the Trust for the benefit of the holders of the trust securities. The guarantee agreement we execute for the benefit of the holders of trust preferred securities will be a guarantee on a subordinated basis with respect to the related trust securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of those trust securities when the Trust does not have funds on hand available to make those payments. See “Description of Guarantee.”

Amounts that we may issue

The Trust Agreement does not limit the aggregate amount of securities that may be issued. We and the Trust may issue trust preferred securities and other securities at any time without your consent and without notifying you.

The trust agreement and the trust preferred securities do not limit our ability to incur indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the trust preferred securities.

In the future, we may form additional trusts or other entities similar to the Trust, and those other entities could issue securities similar to the trust securities described in this section. In that event, we may issue subordinated debt securities under the Junior Subordinated Indenture to those other issuer entities and guarantees under a guarantee agreement with respect to the securities they issue. We may also enter into expense agreements with those other issuers. The subordinated debt securities and guarantees we issue (and expense agreement we enter into) in those cases would be similar to those described in this prospectus, with such modifications as may be described in the applicable prospectus supplement.

Distributions

Distributions on the trust preferred securities:

•	will be cumulative;

•	will accumulate from the date of original issuance; and

•	will be payable on those dates and in those amounts as specified in the applicable prospectus supplement.

If any date on which distributions are payable on the trust preferred securities is not a business day, then payment of the distribution will be made on the next succeeding business day, and without any interest or other payment in respect of any such delay, except that, with respect to a payment of the redemption price, if that business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Each date on which distributions are payable in accordance with the foregoing is referred to as a “distribution date.” The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated.

Unless specified otherwise in the applicable prospectus supplement, the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. Distributions to which holders of trust preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement.

If provided in the applicable prospectus supplement, we may have the right under the Junior Subordinated Indenture to defer the payment of interest on any series of the corresponding junior subordinated debentures for up to a number of consecutive interest payment periods that will be specified in the applicable prospectus supplement relating to that series (an “extension period”); provided, however, that no extension period may extend beyond the stated maturity of the corresponding junior subordinated debentures.

As a consequence of any such deferral, distributions on the related trust preferred securities would be deferred, but would continue to accumulate additional distributions at the rate per annum set forth in the applicable prospectus supplement for those trust preferred securities during any extension period. See “Description of Junior Subordinated Debentures—Restrictions on Certain Payments” for a description of restrictions on certain payments resulting from deferral of interest on junior subordinated debentures.

The revenue of the Trust available for distribution to holders of its trust preferred securities will be limited to payments under the junior subordinated debentures in which the Trust will invest the proceeds from the issuance and sale of its trust securities. If we do not make interest payments on the junior subordinated debentures, the Property Trustee will not have funds available to pay distributions on the related trust preferred securities. The payment of distributions, if and to the extent the Trust has funds legally available for the payment of those distributions and cash sufficient to make those payments, is guaranteed by us on the basis set forth under “Description of Guarantee.”

Distributions on the trust preferred securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which, as long as the trust preferred securities remain in book-entry form, will be one business day prior to the relevant date of distribution. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under “Book-Entry Issuance.” In the event any trust preferred securities are not in book-entry form, the relevant record date for those trust preferred securities will be the date 15 days prior to the relevant date of distribution.

Redemption or exchange

Upon the repayment or redemption, in whole or in part, of the junior subordinated debentures, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the Property Trustee, upon not less than 30 nor more than 60 days’ notice prior to the redemption date, will apply the proceeds from that repayment or redemption to redeem a like amount (as defined below) of the trust securities at a redemption price (the “redemption price”) equal to the aggregate liquidation amount of those trust securities plus accumulated but unpaid distributions up to the date of redemption (the “redemption date”) and the related amount of the premium, if any, paid by us upon the concurrent redemption of the junior subordinated debentures. See “Description of Junior Subordinated Debentures—Redemption.” If less than all of any series of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from that repayment or redemption, including the premium, if any, will be allocated pro rata to the redemption of the trust preferred securities and the common securities.

To the extent provided in the prospectus supplement, we will have the right to redeem any series of junior subordinated debentures:

•	on or after the date that may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•	at any time, in whole, but not in part, upon the occurrence of a tax event, investment company event, or capital treatment event, in any case subject to receipt of prior approval by the Federal Reserve Board (if then required under applicable capital guidelines or policies). See “Description of Junior Subordinated Debentures—Redemption” for a description of what constitutes a tax event, investment company event, or capital treatment event.

If any tax event, investment company event, or capital treatment event in respect of the trust securities has occurred and is continuing, we will have the right to redeem the junior subordinated debentures and thereby cause a mandatory redemption of those trust preferred securities and common securities in whole, but not in part, at the redemption price. In the event of a tax event, investment company event, or capital treatment event in respect of the trust preferred securities and common securities, if we do not elect to redeem the junior subordinated debentures or to dissolve the Trust, those trust preferred securities will remain outstanding.

“Like amount” means:

•	with respect to a redemption of the trust securities, trust securities having a liquidation amount (as defined below) equal to that portion of the principal amount of junior subordinated debentures to be contemporaneously redeemed in accordance with the Junior

Subordinated Indenture, the proceeds of which will be used to pay the redemption price of those trust securities; and

•	with respect to a distribution of junior subordinated debentures to holders of the trust securities in exchange therefor in connection with a dissolution or liquidation of the Trust, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom those junior subordinated debentures would be distributed.

“Liquidation amount” means the stated amount per trust security as set forth in the applicable prospectus supplement.

Redemption procedures

Trust preferred securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the Trust has funds on hand available for the payment of that redemption price. See also “—Subordination of Common Securities.”

If the Trust gives a notice of redemption of its trust preferred securities, then, by 12:00 p.m., New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with the Depository Trust Company (“DTC”) funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of those preferred securities. See “Book-Entry Issuance.” If those trust preferred securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for those trust preferred securities funds sufficient to pay the applicable redemption price and will give that paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing those trust preferred securities.

Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption will be payable to the holders of those trust preferred securities appearing on the relevant securities register on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of that deposit:

•	all rights of the holders of those trust preferred securities will cease, except the right of the holders of those trust preferred securities to receive the redemption price, but without interest on that redemption price; and

•	those trust preferred securities will cease to be outstanding.

If less than all of the trust preferred securities and common securities issued by the Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of those trust preferred securities and common securities to be redeemed will be allocated pro rata to the trust preferred securities and the common securities based upon the relative liquidation amounts of those classes. The Property Trustee will select the particular trust preferred securities to be redeemed on a pro rata basis not more than 60 days prior to the redemption date from the outstanding trust preferred securities not previously called for redemption. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of trust securities to be redeemed.

Subordination of common securities

Payment of distributions on, and the redemption price of, the Trust’s trust preferred securities and common securities, as applicable, will be made pro rata based on the liquidation amount of those trust preferred securities and common securities. If, however, on any distribution date or redemption date a default in the payment of interest or principal on the junior subordinated debentures has occurred and is continuing, no payment of any distribution on, or redemption price of, any of the Trust’s common securities, and no other payment on account of the redemption, liquidation, or other acquisition of those common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Trust’s outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the Trust’s outstanding trust preferred securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust’s trust preferred securities then due and payable.

In the case of any event of default under the trust agreement resulting from a debenture event of default, as holder of the Trust’s common securities we will be deemed to have waived any right to act with respect to any such event of default under the trust agreement until the effects of all those events of default have been cured, waived, or otherwise eliminated. Until all events of default under the trust agreement with respect to the trust preferred securities have been so cured, waived, or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of those trust preferred securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation distribution upon dissolution

Pursuant to the trust agreement, the Trust will automatically dissolve upon expiration of its term and will dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution, or liquidation of Wilmington Trust;

•	the distribution of a like amount of the junior subordinated debentures to the holders of trust securities, if we, as sponsor, have given written direction to the Property Trustee to dissolve the Trust, subject to our having received prior approval of the Federal Reserve Board, if required;

•	redemption of all of the Trust’s trust preferred securities, and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

If an early dissolution occurs as described above, the Property Trustee will liquidate the Trust as expeditiously as possible by distributing to the holders of trust securities, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, a like amount of the junior subordinated debentures. If the Property Trustee determines that such distribution is not practical, then the holders will be entitled to receive, out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of trust preferred securities, the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment, or the “liquidation distribution.” If the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its trust preferred securities will be paid on a pro rata basis. The holders of the Trust’s common securities will be entitled to receive certain distributions upon any such liquidation pro rata with the holders of its trust preferred securities, except that if certain debenture events of default have occurred and are continuing, the trust preferred securities will have a priority over the common securities.

Events of default; notice

Except as otherwise set forth in the relevant prospectus supplement, any one of the following events constitutes an event of default under the trust agreement (a “trust event of default”), regardless of the reason for that event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule, or regulation of any administrative or governmental body:

•	the occurrence of a debenture event of default with respect to the corresponding junior subordinated debentures held by the Trust (a “debenture event of default”) (see “Description of Junior Subordinated Debentures—Events of Default, Waiver, and Notice”);

•	the default by the Trust in the payment of any distribution on any trust security of the Trust when that distribution becomes due and payable, and the default continues for a period of 30 days;

•	the default by the Trust in the payment of any redemption price of any trust security of the Trust when that payment becomes due and payable;

•	the default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the Trust Agreement, other than a covenant or warranty of default in the performance of which, or the breach of which, is dealt with above, and continuation of that default or breach for a period of 90 days after written notice has been given, by registered or certified mail, to us and the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities of a Trust, specifying that default or breach, requiring it to be remedied, and stating that such notice is a “Notice of Default” under the Trust Agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and our failure to appoint a successor Property Trustee within 90 days.

Within the 90 days after the occurrence of any trust event of default actually known to the Property Trustee, the Property Trustee will transmit notice of that trust event of default to the holders of the trust preferred securities, the Administrators and to us, as sponsor, unless that trust event of default has been cured or waived. We, as sponsor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the trust agreement and advise them of any defaults.

If a debenture event of default with respect to the junior subordinated debentures held by the Trust has occurred and is continuing, the trust preferred securities of the Trust will have a preference over the Trust’s common securities as described above. See “—Subordination of Common Securities” and “—Liquidation Distribution Upon Termination.” The existence of a debenture event of default does not entitle the holders of trust preferred securities to accelerate the maturity of the trust preferred securities.

Removal of trustees and administrators

Unless a debenture event of default has occurred and is continuing, any trustee may be removed at any time by us, as the holder of the common securities. If a debenture event of default has occurred and is continuing, the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the Property Trustee and the Delaware Trustee. Any administrator may be removed at any time by us, as the holder of the common securities, and in no event will the holders of the trust preferred securities have the right to vote to appoint, remove, or replace the Administrators. No resignation or removal of a trustee or administrator and no appointment of a successor trustee or administrator will be effective until the acceptance of appointment by the successor trustee or administrator, as applicable, in accordance with the provisions of the Trust Agreement.

Mergers, consolidations, amalgamations, or replacements of the trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer, or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the Trust Agreement. The Trust may, at our request, with the consent of the Administrators and without the consent of the holders of the trust preferred securities, the Property Trustee, or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer, or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if any one of the following events occur:

•	that successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to the trust preferred securities, or

•	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, the “successor securities,” as long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption, and otherwise;

•	we appoint a trustee of that successor entity possessing the same powers and duties as the Property Trustee as the holder of the junior subordinated debentures;

•	if the trust preferred securities are listed on a national securities exchange or interdealer quotation system, the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed;

•	that merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease does not cause the trust preferred securities to be downgraded by any nationally recognized statistical rating organization;

•	that merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease does not adversely affect the rights, preferences, and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

•	that successor entity has a purpose substantially identical to that of the Trust;

•	prior to that merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, we have received an opinion from independent counsel to the Trust experienced in those matters to the effect that:

•	that merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease does not adversely affect the rights, preferences, and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, and

•	following that merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, neither the Trust nor that successor entity will be required to register as an investment company under the Investment Company Act; and

•	we or any permitted successor or assignee owns all of the common securities of that successor entity and guarantees the obligations of that successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of all holders of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer, or lease its properties or assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if that consolidation, amalgamation, merger, replacement, conveyance, transfer, or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting rights; amendment of the trust agreement

Except as provided below and under “Description of Guarantee—Amendments and Assignment” and as otherwise required by law and the Trust Agreement, the holders of the trust preferred securities will have no voting rights.

We and the Administrators may amend the Trust Agreement and may require the Property Trustee to join in that amendment without the consent of the holders of the trust preferred securities, unless that amendment would materially and adversely affect the interests of any holder of trust preferred securities, to:

•	cure any ambiguity, correct, or supplement any provision in the Trust Agreement that may be inconsistent with any other provision, or to make any other provision with respect to matters or questions arising under the Trust Agreement, which may not be inconsistent with the other provisions of the Trust Agreement; or

•	modify, eliminate, or add to any provisions of the Trust Agreement to the extent necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act, or to ensure that the trust preferred securities are treated as Tier 1 regulatory capital.

We, the Administrators, and the Property Trustee may amend the Trust Agreement with:

•	the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities; and

•	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with that amendment will not affect the Trust’s status as a grantor trust for United States federal income tax purposes or the Trust’s exemption from status as an “investment company” under the Investment Company Act.

Without the consent of each holder of trust securities, the Trust Agreement may not be amended to:

•	change the amount or timing of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after that date.

As long as the Property Trustee holds any junior subordinated debentures, neither the trustees nor the administrators may, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

•	direct the time, method, and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such junior subordinated debentures;

•	waive any past default that is waivable under the Junior Subordinated Indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures is due and payable; or

•	consent to any amendment, modification, or termination of the Junior Subordinated Indenture or those junior subordinated debentures where that consent is required.

If a consent under the Junior Subordinated Indenture would require the consent of each affected holder of junior subordinated debentures, no such consent may be given by the Property Trustee without the prior consent of each holder of the trust preferred securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The Property Trustee will notify each holder of the trust preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions the trustees will obtain an opinion of counsel experienced in those matters to the effect that such action would not cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes.

Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for that purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in the Trust Agreement. The Property Trustee will call a meeting of the holders of record of the trust preferred securities at the direction of the holders of at least 25% of the aggregate liquidation amount of the outstanding trust preferred securities.

No vote or consent of the holders of trust preferred securities will be required for the Trust to redeem and cancel its trust preferred securities in accordance with the Trust Agreement.

For purposes of any vote or consent of the holders of trust preferred securities under any of the circumstances described above, any of the trust preferred securities that are owned by us or our affiliates, the trustees or any of their affiliates, or the administrators or any of their affiliates will be treated as if they were not outstanding.

Trust expenses

Pursuant to the Trust Agreement, we, as sponsor, agree to pay:

•	all debts and other obligations of the Trust (other than with respect to the trust preferred securities);

•	all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees, expenses of the administrators, and the costs and expenses relating to the operation of the Trust); and

•	any and all taxes and costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject.

Common securities

In connection with the issuance of trust preferred securities, the Trust will issue one series of common securities having the terms, including distributions, redemption, voting, and liquidation rights, set forth in the applicable prospectus supplement. Except for voting rights, the terms of the common securities will be substantially identical to the terms of the trust preferred securities. The common securities will rank equally, and payments will be made on the common securities pro rata, with the trust preferred securities, except that, upon certain events of default, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, the common securities of the Trust will carry the right to vote to appoint, remove, or replace any of the trustees or administrators of the Trust. We will own, directly or indirectly, all of the common securities of the Trust.

Description of guarantee

Set forth below is a summary of information concerning the guarantee that we will execute and deliver for the benefit of the holders of trust preferred securities when the Trust issues trust preferred securities (the “Trust Securities Guarantee”). The Trust Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wells Fargo Bank, National Association, a national banking association, will act as the guarantee trustee for purposes of the Trust Indenture Act. The statements under this caption are brief summaries of certain provisions contained in the Trust Securities Guarantee, do not purport to be complete, and are qualified in their entirety by reference to the Trust Securities Guarantee, the form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The guarantee trustee will hold the trust securities guarantee for the benefit of the holders of the trust preferred securities.

Pursuant to and to the extent set forth in the Trust Securities Guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the trust preferred securities, except to the extent paid by the Trust, as and when due, regardless of any defense, right of set-off, or counterclaim which the Trust may have or assert, the following payments, which are referred to as “guarantee payments,” without duplication:

•	any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the Trust has funds available for distributions;

•	the redemption price, plus all accrued and unpaid distributions, to the extent the Trust has funds available for redemptions, relating to any trust preferred securities called for redemption by the Trust; and

•	upon a voluntary or involuntary dissolution, winding-up, or termination of the Trust, other than in connection with the distribution of junior subordinated debentures to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

•	the amount of assets of the Trust remaining for distribution to holders of the trust preferred securities in liquidation of the Trust.

The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of trust preferred securities or by causing the Trust to pay those amounts to those holders.

The Trust Securities Guarantee will not apply to any payment of distributions except to the extent the Trust has funds available for those payments. If we do not make interest payments on the junior subordinated debentures purchased by the Trust, the Trust will not pay distributions on the trust securities and will not have funds available for those payments. See “—Status of the Guarantee.” Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Except as otherwise described in the applicable prospectus supplement, the Trust Securities Guarantee does not limit the incurrence or issuance by us of other secured or unsecured debt.

The obligations under the Trust Securities Guarantee, when taken together with our obligations under the junior subordinated debentures, the Junior Subordinated Indenture, and the Trust Agreement, including our obligations to pay costs, expenses, debts, and liabilities of the Trust, other than those relating to trust securities, will provide a full and unconditional guarantee, on a subordinated basis, of payments due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable, and unconditional guarantee of the Trust’s obligation under its trust preferred securities.

Status of the guarantee

The guarantee under the Trust Securities Guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our other liabilities in the same manner as the Junior Subordinated Indenture; and

•	equally with all other trust security guarantees that we may issue.

The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. The guarantee will be held for the benefit of the holders of the trust preferred securities. The guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the Trust or upon the junior subordinated debentures.

Amendments and assignment

The Trust Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding trust preferred securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of trust preferred securities. All guarantees and agreements contained in the Trust Securities Guarantee will bind our successors, assignees, receivers, trustees, and representatives and will be for the benefit of the holders of the trust preferred securities then outstanding.

Termination of the guarantee

The Trust Securities Guarantee will terminate upon full payment of the redemption price of all trust preferred securities, distribution of the junior subordinated debentures to the holders of the trust preferred securities, or full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust. The Trust Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities is required to repay any sums paid under the trust securities or the Trust Securities Guarantee.

Events of default

An event of default under the Trust Securities Guarantee will occur if we fail to perform any payment or other obligation under the guarantee.

The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the Trust Securities Guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the Trust Securities Guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the Trust Securities Guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee, or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants applicable to us and to them under the Trust Securities Guarantee and advise them of any defaults.

Information concerning the guarantee trustee

Prior to the occurrence of a default under the Trust Securities Guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in the Trust Securities Guarantee. Following the occurrence of a default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the Trust Securities Guarantee at the request of any holder of trust preferred securities, unless offered indemnity satisfactory to it against the costs, expenses, and liabilities which might be incurred thereby.

We and our affiliates may maintain certain accounts and other banking relationships with the guarantee trustee, the Property Trustee, the Delaware Trustee, and their respective affiliates in the ordinary course of business.

Relationship among trust preferred securities,
junior subordinated debentures, and guarantee

As set forth in the Trust Agreement, the sole purpose of the Trust is to issue the trust securities and to invest the proceeds in the junior subordinated debentures.

As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

•	the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust securities;

•	under the Junior Subordinated Indenture, we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the Trust, other than those relating to the trust securities; and

•	the Trust Agreement further provides that the trustees may not cause or permit the Trust to engage in any activity that is not consistent with the purposes of the Trust.

To the extent that funds are available, we guarantee payments of distributions and other payments due on the trust preferred securities to the extent described in this prospectus. If we do not make interest payments on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions on the trust preferred securities. The guarantee under the

Trust Securities Guarantee is a subordinated guarantee in relation to the trust preferred securities. The Trust Securities Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. See “Description of Guarantee.”

We have the right to set off any payment that we are otherwise required to make under the Junior Subordinated Indenture against any payment that we have previously made or are concurrently on the date of that payment making under the trust securities guarantee.

The Trust Securities Guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest, principal, or other payments on the junior subordinated debentures. The obligations under the Trust Securities Guarantee, when taken together with our obligations under the junior subordinated debentures, the indenture, and the Trust Agreement, will provide a full and unconditional guarantee of distributions, redemption payments, and liquidation payments on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable, and unconditional guarantee of the Trust’s obligations under its trust preferred securities.

If we fail to make interest or other payments on the junior subordinated debentures when due, taking account of any extension period, the Trust Agreement allows the holders of the trust preferred securities to direct the Property Trustee to enforce its rights under the junior subordinated debentures. A holder of trust securities may institute a direct action if a trust agreement event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the junior subordinated debentures when due. A direct action may be brought without first (1) directing the Property Trustee to enforce the terms of the junior subordinated debentures or (2) suing us to enforce the Property Trustee’s rights under the junior subordinated debentures. In connection with that direct action, we will be subrogated to the rights of that holder of trust preferred securities under the Trust Agreement to the extent of any payment made by us to that holder of trust preferred securities. Consequently, we will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to that unpaid distribution from the Trust.

We acknowledge that the guarantee trustee will enforce the Trust Securities Guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the Trust Securities Guarantee, the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the Trust Securities Guarantee, any holder of trust preferred securities may directly sue us to enforce the guarantee trustee’s rights under the Trust Securities Guarantee. A holder of trust preferred securities may also directly sue us to enforce that holder’s right to receive payment under the Trust Securities Guarantee. In either case, that holder need not first (1) direct the guarantee trustee to enforce the terms of the Trust Securities Guarantee or (2) sue the related trust or any other person or entity.

A default or event of default under any of our senior debt would not constitute a default or event of default under the Junior Subordinated Indenture. However, in the event of a payment default under, or acceleration of, our senior debt, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the junior subordinated debentures until that senior debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated debentures would constitute an event of default under the Junior Subordinated Indenture.

Limited purpose of trust

The trust securities evidence a beneficial interest in the Trust and the Trust exists for the sole purpose of issuing its trust preferred securities and common securities and investing the proceeds in the junior subordinated debentures issued by Wilmington Trust. A principal difference between the rights of a holder of a trust preferred security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of, and interest accrued on, corresponding junior subordinated debentures held, while a holder of trust preferred securities is entitled to receive distributions from the Trust (or from us under the trust securities guarantee) if and to the extent the Trust has funds available for the payment of those distributions.

Rights upon dissolution

Upon any voluntary or involuntary dissolution, winding up, or liquidation of the Trust involving the liquidation of the junior subordinated debentures, after satisfaction of liabilities to creditors of the Trust in accordance with applicable law, the holders of the trust preferred securities will be entitled to receive, out of the assets held by the Trust, the liquidation distribution in cash. See “Description of Trust Preferred Securities—Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Wilmington Trust, the Property Trustee, as holder of the corresponding junior subordinated debentures, would be a subordinated creditor of Wilmington Trust, subordinated in right of payment to all senior debt as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under the Trust Securities Guarantee and have agreed to pay for all costs, expenses, and liabilities of the Trust (other than the Trust’s obligations to the holders of its trust preferred securities), the positions of a holder of such trust preferred securities and a holder of such junior subordinated debentures relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

Description of other securities

We will set forth in the applicable prospectus supplement a description of any preferred stock, depositary shares, purchase contracts, units, warrants, or rights.

Book-entry issuance

To the extent permitted under our Certificate of Incorporation and Bylaws, we may issue series of any securities as global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which DTC will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of Wilmington Trust, the Trust, the trustees, or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee, or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising, or reviewing any of the records of DTC, any nominee, or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Exchange Act and any other applicable regulation, and we do not appoint a successor depositary within 90 days of such notice or the Company becoming aware of such ineligibility; or

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, of like tenor, and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at our office and/or at the office(s) of the paying agents we may designate from time to time. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under any of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement of securities transactions among DTC participants in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”), which is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered securities outside the United States through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global clearance and settlement procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading between Euroclear participants and/or Clearstream customers will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

Plan of distribution

We or the Trust, as applicable, may sell the securities covered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the purchasers;
•	directly to purchasers;
•	through agents or dealers to the purchasers; or
•	through a combination of any of these methods of sale.

In addition, the securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In some cases, we may also repurchase securities and reoffer them to the public by one or more of the means described above.

In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The applicable prospectus supplement may indicate that third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions to the extent not prohibited by law, regulation, or order, in connection with those derivatives. If so, the third party may use securities we pledge or that are borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in those sale transactions will be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment thereto).

A prospectus supplement with respect to each offering of securities will include, to the extent applicable:

•	the terms of the offering;

•	the name or names of any underwriters, dealers, remarketing firms, or agents and the terms of any agreement with those parties, including the compensation, fees, or commissions received by, and the amount of securities underwritten, purchased, or remarketed by, each of them, if any;

•	the public offering price or purchase price of the securities and an estimate of the net proceeds to be received by us from any such sale, as applicable;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	to the extent not contained herein, a description of the securities;

•	the anticipated delivery date of the securities, including any delayed delivery arrangements, and any commissions we may pay for solicitation of any such delayed delivery contracts;

•	that the securities are being solicited and offered directly to institutional investors or others;

•	any discounts or concessions to be allowed or reallowed or to be paid to agents or dealers; and

•	any securities exchange on which the securities may be listed.

Any offer and sale of the securities described in this prospectus by us, any underwriters, or other third parties described above may be effected from time to time in one or more transactions, including, without limitation, privately negotiated transactions, either:

•	at a fixed public offering price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices at the time of sale; or
•	at negotiated prices.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NYSE or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the NYSE or those other securities exchanges or quotation or trading services.

Those at-the-market offerings will be conducted by underwriters acting as principal or agent of Wilmington Trust or the Trust, who may also be third-party sellers of securities as described above.

In addition, we may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block as principal in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

In connection with offerings made through underwriters or agents, we and/or the Trust may enter into agreements with those underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents also may sell securities covered by this prospectus to hedge their positions in any such outstanding securities, including in short sale transactions to the extent not prohibited by law, regulation, or order. If so, the underwriters or agents may use the securities received from us or the Trust under those arrangements to close out any related open borrowings of securities.

We or the Trust may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in any event of default in the case of a pledge, sell the pledged securities using this prospectus and the applicable prospectus supplement. That financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities covered by this prospectus.

We or the Trust may solicit offers to purchase the securities covered by this prospectus directly from, and we or the Trust may make sales of those securities directly to, institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities.

The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms acting as principals for their own accounts or as agents for us or the Trust.

If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. We generally expect that any agent will be acting on a “best efforts” basis for the period of its appointment.

As one of the means of direct issuance of securities, we or the Trust may utilize the service of an entity through which we may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of those offered securities, if so described in the applicable prospectus supplement.

We or the Trust may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us or the Trust at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

If underwriters are used in any sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions, and the underwriters will be obligated to purchase all of that series of securities if any are purchased.

Underwriters, dealers, agents, and remarketing firms may at the time of any offering of securities be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers, agents, and remarketing firms may be required to make. Underwriters, dealers, agents, and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Unless otherwise indicated in the applicable prospectus supplement, and except for offerings of our common stock, each series of securities will be a new issue of securities and will have no established trading market. The securities sold pursuant to this prospectus may or may not be listed on a national securities exchange or foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

Any underwriters to whom securities covered by this prospectus are sold by us for public offering and sale, if any, may make a market in the securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In compliance with the guidelines of FINRA, no FINRA member may receive an amount of underwriting compensation in connection with a public offering of securities that is unfair or unreasonable. For determining the maximum amount of underwriting compensation considered fair and reasonable, the following factors are taken into consideration: the offering proceeds, the amount of risk assumed by the underwriter and related persons, and the type of securities being offered. FINRA guidelines note that fair and reasonable compensation generally will vary directly with the amount of risk assumed by participating members, and inversely with the dollar amount of the offering proceeds.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of those FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

Selling securityholders may use this prospectus in connection with resales of the securities covered by this prospectus. The applicable prospectus supplement will identify the selling securityholders, the terms of the securities, and the plan of distribution for those securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from their sale of the securities. We will not receive any proceeds from sales by selling securityholders.

Legal matters

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities of Wilmington Trust Corporation covered by this prospectus will be passed upon for us by Gerard A. Chamberlain, Esquire, Deputy General Counsel and Vice President. Mr. Chamberlain is an employee of Wilmington Trust Company and owns stock and options to purchase greater than 500 shares of stock of Wilmington Trust Corporation. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the Trust and us by Richards, Layton & Finger, P.A., special Delaware counsel for the Trust. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers, or agents, if any, that counsel will be named in the applicable prospectus supplement.

Experts

The consolidated financial statements of Wilmington Trust Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.